Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of August 7, 2013

Among

APPLE REIT SEVEN, INC.,

APPLE REIT EIGHT, INC.,

APPLE REIT NINE, INC.,

APPLE SEVEN ACQUISITION SUB, INC.,

and

APPLE EIGHT ACQUISITION SUB, INC.

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

		Page
Section 9.9	Incorporation	73
Section 9.10	Non-Recourse	73
Section 9.11	Severability	73

ARTICLE X Certain Definitions		73
Section 10.1	Certain Definitions	73
Section 10.2	Other Defined Terms	77

EXHIBITS

Exhibit A	-	Voting Agreement
Exhibit B	-	Apple Seven Plan of Merger
Exhibit C	-	Apple Eight Plan of Merger
Exhibit D-1	-	First Apple Nine Articles Amendment
Exhibit D-2	-	Second Apple Nine Articles Amendment
Exhibit E	-	Post Merger Capitalization
Exhibit F	-	List of Terminated Contracts
Exhibit G	-	Termination Agreement
Exhibit H	-	Subcontract Agreement
Exhibit I	-	Assignment and Transfer Agreement

iii

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of August 7, 2013, among APPLE REIT SEVEN, INC., a Virginia corporation (“Apple Seven”), APPLE REIT EIGHT, INC., a Virginia corporation (“Apple Eight”), (“Apple Eight,” and together with Apple Seven, the “Companies,” or individually a “Company”), APPLE REIT NINE, INC., a Virginia corporation (“Apple Nine,” and together with the Companies, the “Apple REITs,” or individually an “Apple REIT”), and APPLE SEVEN ACQUISITION SUB, INC. a Virginia corporation and wholly-owned subsidiary of Apple Nine (“Seven Acquisition Sub”), and APPLE EIGHT ACQUISITION SUB, INC., a Virginia corporation and wholly-owned subsidiary of Apple Nine (“Eight Acquisition Sub”, and together with Seven Acquisition Sub, the “Acquisition Subsidiaries,” or individually an “Acquisition Subsidiary”).

RECITALS

WHEREAS, the Board of Directors of each of the Apple REITs, based on the unanimous recommendation of a special transaction committee thereof consisting solely of non-employee directors of each Apple REIT (each, a “Special Committee”), has determined that it is advisable and in the best interest of its respective company and its respective shareholders to consummate the transactions described herein, pursuant to which Seven Acquisition Sub will merge with and into Apple Seven (the “Apple Seven Merger”), and Eight Acquisition Sub will merge with and into Apple Eight (the “Apple Eight Merger,” together with the Apple Seven Merger, the “Mergers,” or individually a “Merger”), and each of the Companies will be the surviving corporation (a “Surviving Corporation,” and collectively the “Surviving Corporations”) in such Mergers, each will become a wholly owned subsidiary of Apple Nine, and the issued and outstanding capital stock of each of the Companies will be converted into the right to receive the merger consideration provided herein.

WHEREAS, as an inducement to the Apple REITs to enter this Agreement, concurrent with the execution of this Agreement, Glade M. Knight (“Mr. Knight”) has entered into a voting agreement with each of the Apple REITs, attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which Mr. Knight has agreed, among other things, to vote the Series B Convertible Preferred Shares, no par value, of each of the Apple REITs (the “Series B Convertible Shares”) held by Mr. Knight to approve this Agreement and the transactions contemplated hereby, including the Mergers.

WHEREAS, immediately before the Effective Time, pursuant to the Termination Agreement, among other things, the Advisory Agreement between Apple Nine and Apple Nine Advisors, Inc. will be terminated.

WHEREAS, pursuant to the terms of the Apple Nine Articles of Incorporation, the Voting Agreement and the conversion agreements, dated as of the date hereof (collectively, the “Conversion Agreements,” or individually a “Conversion Agreement”), between Apple Nine and the persons to whom Mr. Knight has assigned certain benefits associated with certain of his Series B Convertible Preferred Shares, no par value of Apple Nine (the “Apple Nine Series B Shares”), copies of which have been delivered to each of the Apple REITs, the Apple Nine Series B Shares will be converted into common shares, no par value, of Apple Nine (the “Apple Nine Common Shares”) immediately before the Effective Time.

WHEREAS, the Apple REITs intend that for federal, and applicable state, income tax purposes the Mergers shall be treated as “reorganizations” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or alternatively as transactions defined in Section 351 of the Code.  This Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2g.

Certain terms used herein shall have the meanings assigned to them in ARTICLE X.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I
THE MERGERS

Section 1.1 The Mergers.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act (the “VSCA”):

(a) Seven Acquisition Sub shall be merged with and into Apple Seven at the Effective Time in accordance with this Agreement and the Plan of Merger attached hereto as Exhibit B (the “Apple Seven Plan of Merger”).

(b) Eight Acquisition Sub shall be merged with and into Apple Eight at the Effective Time in accordance with this Agreement and the Plan of Merger attached hereto as Exhibit C (the “Apple Eight Plan of Merger”).

(c) Following each of the Mergers, the separate corporate existence of each of the Acquisition Subsidiaries shall cease and each Company shall continue as the Surviving Corporation of the Merger to which it is a party and shall succeed to and assume all the rights and obligations of the Acquisition Subsidiary party to such Merger, in accordance with the VSCA.

Section 1.2 Closing.  The closing of the Mergers (the “Closing”) will take place at the offices of McGuireWoods LLP, 901 East Cary Street, Richmond, Virginia 23219 at 10:00 a.m., Eastern Time, as promptly as practicable (but no later than the second Business Day) after satisfaction or (to the extent permitted by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions), or at such other place, time and date as shall be agreed in writing between the Apple REITs.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time.  As soon as practicable on the Closing Date, the parties to each of the Mergers shall file articles of merger (the “Articles of Merger”) with respect to such Merger executed in accordance with Section 13.1-720 of the VSCA and shall make all other filings or recordings required under the VSCA to effect each such Merger. The Articles of Merger for each of the Mergers shall specify that such Merger shall become effective at such time and on such date as the Acquisition Subsidiaries and the Companies shall specify in the Articles of Merger with respect to the Mergers (the time on the date that the Mergers become effective being the “Effective Time”), it being understood that the parties to the Mergers shall cause the Effective Time to occur on the Closing Date.

Section 1.4 Effects of the Mergers.  The Mergers shall have the effects set forth in the VSCA.

Section 1.5 Articles and By-Laws.  The articles of incorporation and by-laws of each of the Acquisition Subsidiaries, in each case as in effect immediately prior to the Effective Time, shall become the articles of incorporation and by-laws of the applicable Surviving Corporation as of the Effective Time with the name of the Surviving Corporation changed to the name of the Company party to such Merger as of the Effective Time.

Section 1.6 Apple Nine Articles and Bylaw Amendments.

(a) Prior to or as of the Effective Time, the Articles of Incorporation of Apple Nine (the “Apple Nine Articles”) shall be amended, in accordance with Section 13.1-707 of the VSCA and the terms of the Apple Nine Articles, by the adoption of an amendment in accordance with Section 8.1 thereof to (1) increase the number of authorized Apple Nine Common Shares to 800,000,000, (2) add a provision permitting the Board of Directors or shareholders of Apple Nine to amend the Bylaws of Apple Nine in the event the Apple Nine Common Shares are to be listed on a national securities exchange and effective as of the date the Apple Nine Common Shares are first listed on a national securities exchange (the “Listing Date”), and (3) add restrictions on transfer and ownership of Apple Nine Common Shares to protect real estate investment trust (“REIT”) tax status, as set forth in the Articles of Amendment attached hereto as Exhibit D-1 (the “First Apple Nine Articles Amendment”).  Pursuant to Section 13.1-730 A.5 of the VSCA, the Board of Directors of Apple Nine, based on the unanimous recommendation of its Special Committee, has provided that the holders of Apple Nine Common Shares shall be entitled to appraisal rights under Article 15 of the VSCA in the event the First Apple Nine Articles Amendment becomes effective.

(b) At the Shareholder Meeting (as defined in Section 5.1(c)) of Apple Nine, Apple Nine shall submit for approval an amendment to the Apple Nine Articles providing for a 50% reverse stock split in the event the Apple Nine Common Shares are to be listed on a national securities exchange and effective as of the Listing Date, as set forth in the Articles of Amendment attached hereto as Exhibit D-2 (the “Second Apple Nine Articles Amendment” and together with the First Apple Nine Articles Amendment, the “Apple Nine Articles Amendments”), which amendment may, in the discretion of the Board of Directors of Apple Nine, be filed with the State Corporation Commission of the Commonwealth of Virginia within one year of the Shareholder Meeting of Apple Nine in order to implement such reverse stock split.

(c) As of the Effective Time, the Bylaws of Apple Nine (the “Apple Nine Bylaws”) shall be amended, in accordance with Section 13.1-714 of the VSCA and the terms of the Apple Nine Bylaws, by the adoption of an amendment in accordance with Section 12.1 thereof to (1) eliminate the provisions relating to restrictions on transfer and ownership to protect REIT tax status, and (2) enable the Board of Directors of Apple Nine to amend the Bylaws without shareholder approval upon a Listing Date (the “Apple Nine Bylaws Amendment,” and collectively with the Apple Nine Articles Amendments, the “Apple Nine Amendments”).

Section 1.7 Directors.  The directors of each of the Acquisition Subsidiaries immediately prior to the Effective Time shall be the initial directors of the applicable Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8 Officers.  The officers of each of the Acquisition Subsidiaries immediately prior to the Effective Time shall be the initial officers of the applicable Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.9 Additional Directors of Apple Nine.  Immediately following the Effective Time, the number of directors of Apple Nine shall be increased to seven and Glenn W. Bunting and Kent W. Colton shall be elected to serve as additional directors of Apple Nine and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II
EFFECT OF THE MERGERS ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 2.1 Effect on Capital Stock.

(a) By virtue of the applicable Merger and without any action on the part of the holder of any outstanding capital stock of the Companies:

(i) Apple Seven Merger.  At the Effective Time of the Apple Seven Merger, (a) each issued and outstanding common share, no par value, of Apple Seven (including any fractional shares) (the “Apple Seven Common Shares”) together with the related Series A Preferred Share, no par value, of Apple Seven (including any fractional shares) (the “Apple Seven Series A Shares,” and together with the Apple Seven Common Shares, the “Apple Seven Units”) (other than the Merger Dissenting Shares or any Shares to be cancelled pursuant to Section 2.1(a)(v)) shall be converted into the right to receive 1.0 (the “Apple Seven Unit Ratio”) Apple Nine Common Shares (the “Apple Seven Unit Consideration”), and (b) each issued and outstanding Series B Convertible Preferred Share, no par value, of Apple Seven (the “Apple Seven Series B Shares”) shall be converted into the right to receive a number of Apple Nine Common Shares equal to (1) 24.17104 multiplied by (2) the Apple Seven Unit Ratio (the “Apple Seven Series B Consideration,” and together with the Apple Seven Unit Consideration, the “Apple Seven Consideration”).

(ii) Apple Eight Merger.  At the Effective Time of the Apple Eight Merger, (a) each issued and outstanding common share, no par value, of Apple Eight (including fractional shares) (the “Apple Eight Common Shares”) together with the related Series A Preferred Share, no par value, of Apple Eight (including fractional shares) (the “Apple Eight Series A Shares,” and together with the Apple Eight Common

Shares, the “Apple Eight Units”) (other than the Merger Dissenting Shares or any Shares to be cancelled pursuant to Section 2.1(a)(v)) shall be converted into the right to receive .85 (the “Apple Eight Unit Ratio”) Apple Nine Common Shares (the “Apple Eight Unit Consideration”), and (b) each issued and outstanding Series B Convertible Preferred Share, no par value, of Apple Eight (the “Apple Eight Series B Shares”) shall be converted into the right to receive a number of  Apple Nine Common Shares equal to (1) 24.17104 multiplied by (2) the Apple Eight Unit Ratio (the “Apple Eight Series B Consideration,” and together with the Apple Eight Unit Consideration, the “Apple Eight Consideration”). For purposes of this Agreement, “Merger Consideration” shall mean the aggregate of the Apple Seven Consideration and the Apple Eight Consideration.

(iii) Fractional Shares. Fractional Apple Nine Common Shares, rounded to three decimal places, shall be issued with respect to each Merger to the extent necessary.

(iv) Cancellation of Shares.  Each Apple Seven Unit and Apple Eight Unit (including any fractional Units), issued and outstanding immediately prior to the Effective Time that is owned by any of the Apple REITs, the Acquisition Subsidiaries or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(v) All Shares converted pursuant to Section 2.1(a)(i) and (ii), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any such Shares shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such Shares in accordance with Section 2.2(d), without interest.

(b) Surviving Corporations.  By virtue of the Merger to which it is a party and without any action on the part of the holder thereof, each common share, no par value, of each Acquisition Subsidiary issued and outstanding immediately prior to the Effective Time shall automatically be converted into and thereafter represent one duly authorized, validly issued, fully paid and nonassessable common share, no par value, of the Surviving Corporation to such Merger, so that thereafter Apple Nine will be the sole and exclusive owner of the outstanding capital stock of each of the Surviving Corporations.

(c) Apple Nine Series B Shares.  In accordance with the terms of the Apple Nine Articles of Incorporation as a result of termination of the Advisory Agreement between Apple Nine and Apple Nine Advisors, Inc. immediately before the Effective Time, and pursuant to the terms of the Voting Agreement and the Conversion Agreements, Mr. Knight and each person to whom Mr. Knight has assigned certain benefits with respect to a portion of his Apple Nine Series B Shares has agreed to convert each of the Apple Nine Series B Shares held by them into 24.17104 Apple Nine Common Shares immediately before the Effective Time.

(d) Apple Nine Series A Shares.  Upon the conversion of the Apple Nine Series B Shares into Apple Nine Common Shares, each Apple Nine Series A Preferred Share, no par value (the “Apple Nine Series A Shares”), associated with each issued and outstanding Apple Nine Common Share (collectively the “Apple Nine Units”) shall terminate automatically in accordance with Section 5.1(f) of the Apple Nine Articles and as a result each Apple Nine shareholder will only hold Apple Nine Common Shares.

(e) Stock Options.

(i) Apple Seven Options.  Apple Seven shall take all requisite action so that at the Effective Time, each outstanding option issued by Apple Seven pursuant to any of its Stock Incentive Plans (an “Apple Seven Stock Option”) shall be converted into an option to acquire such number of Apple Nine Common Shares equal to the product of (x) the number of Apple Seven Units subject to such Apple Seven Stock Option multiplied by (y) the Apple Seven Unit Ratio, rounded down to the nearest whole share.

(ii) Apple Eight Options.  Apple Eight shall take all requisite action so that at the Effective Time, each outstanding option issued by Apple Eight pursuant to any of its Stock Incentive Plans (an “Apple Eight Stock Option”) shall be converted into an option to acquire such number of Apple Nine Common Shares equal to the product of (x) the number of Apple Eight Units subject to such Apple Eight Stock Option multiplied by (y) the Apple Eight Unit Ratio, rounded down to the nearest whole share.

(iii) New Apple Nine Stock Options.  The terms and conditions of each option to acquire Apple Nine Common Shares resulting from the provisions of Section 2.1(e)(i) and (ii) (a “New Apple Nine Stock Option”) shall otherwise generally remain the same as the terms and conditions of such original Apple Seven Stock Option or Apple Eight Stock Option, as the case may be, after giving effect to any acceleration, lapse or other vesting occurring by reason of the Mergers, except that the exercise price per share of each New Apple Nine Stock Option shall be equal to the quotient of (i) the exercise price per share of such original option divided by (ii) the Apple Seven Unit Ratio or the Apple Eight Unit Ratio, as the case may be, rounded up to the nearest whole cent, or except as shall be reasonably necessary to reflect the conversion to an option on Apple Nine Common Shares or as may be required by applicable Law.

(iv) Apple Nine shall take all requisite action to convert each of the options of each of the Companies pursuant to the provisions of this Section 2.1(e), at the Effective Time, including taking all corporate actions necessary to reserve for issuance a sufficient number of Apple Nine Common Shares for issuance upon exercise of the New Apple Nine Stock Options, which, upon issuance pursuant to and in accordance with the terms thereof, shall be duly authorized, validly issued, fully paid and nonassessable.

(f) Certain Adjustments.  If, before the Effective Time (and as permitted by ARTICLE IV), the outstanding Shares or Apple Nine Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger

Consideration shall be appropriately and proportionately adjusted to provide to the holders of Shares and Apple Nine Common Shares the same economic effect as contemplated by this Agreement prior to such event.

(g) Post Merger Capitalization. Exhibit E attached hereto sets forth in detail the capitalization of Apple Nine immediately following the completion of the Mergers and assumes the exercise of no appraisal rights.

Section 2.2 Exchange Procedures.

(a) Exchange Agent.  Prior to the Effective Time, Apple Nine shall appoint a bank or trust company, which shall be reasonably acceptable to each of the Companies, to act as exchange agent (the “Exchange Agent”) for the exchange of the issued and outstanding Shares for the Merger Consideration.

(b) Provision of Shares.  Apple Nine shall provide to the Exchange Agent on or before the Effective Time, for the benefit of the holders of Shares, certificates representing a sufficient number of Apple Nine Common Shares to be exchanged for the issued and outstanding Shares pursuant to Section 2.1.  Apple Nine shall also make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any dividends or distributions to which holders of Shares may be entitled pursuant to Section 2.2(d).

(c) Exchange Procedures.  As promptly as practicable after the Effective Time and in no event later than two Business Days following the Effective Time, the Exchange Agent shall mail to each holder of record of outstanding Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) a letter of notification (which shall be in a form and have such other provisions as reasonably agreed upon by the Apple REITs prior to the Effective Time) describing the applicable Merger Consideration issued to each such holder as a consequence of the Mergers.

(d) No Further Ownership Rights in Capital Stock of the Companies.  The Merger Consideration issued upon exchange of the respective Shares of each of the Companies in accordance with the terms of this ARTICLE II shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares of each of the Companies, subject, however, to the obligation of each of the Companies to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time that may have been made by it on its Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such exchange, and there shall be no further registration of transfers on the stock transfer books of the Companies of the Shares that were outstanding immediately prior to the Effective Time.

(e) No Liability.  None of the Apple REITs, Acquisition Subsidiaries or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the

Exchange Agent to Apple Nine, upon demand, and any holders of Shares that have not been surrendered as contemplated by this Section 2.2 shall thereafter look only to Apple Nine for delivery of the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws.

(f) Withholding Rights.  Apple Nine, the Surviving Corporations and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Apple Nine or the Exchange Agent as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Apple Nine, the Surviving Corporations or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Apple Nine, the Surviving Corporations or the Exchange Agent as the case may be.

Section 2.3 Appraisal Rights.

(a) The Mergers.  Notwithstanding anything in this Agreement to the contrary, holders of Shares who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with Article 15 of the VSCA (the “Merger Dissenting Shares”) shall not have any of such Merger Dissenting Shares converted into the right to receive, or become exchangeable for, the Merger Consideration.  The holders of such Merger Dissenting Shares shall be entitled to obtain payment of the fair value of such Merger Dissenting Shares in accordance with the provisions of such Article 15 of the VSCA unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters’ rights under Article 15 of the VSCA.  If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Merger Dissenting Shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the Merger Consideration, as provided in Section 2.1 hereof.  Apple Nine shall be responsible for all payments to be made under Article 15 of the VSCA in respect of Merger Dissenting Shares.

(b) The First Apple Nine Articles Amendment.  Notwithstanding anything in this Agreement to the contrary, holders of Apple Nine Common Shares who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with Article 15 of the VSCA (the “Apple Nine Dissenting Shares” and together with the Merger Dissenting Shares, the “Dissenting Shares”) shall be entitled to obtain payment of the fair value of such Apple Nine Common Shares in accordance with the provisions of such Article 15 of the VSCA unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters’ rights under Article 15 of the VSCA.  Apple Nine shall be responsible for all payments to be made under Article 15 of the VSCA in respect of Apple Nine Dissenting Shares.

Section 2.4 Further Assurances.  If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Mergers or to carry out the purposes and intent of this Agreement at or after the Effective Time, then each of the Apple REITs, the Acquisition Subsidiaries and the Surviving Corporations and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Mergers and to carry out the purposes and intent of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Companies.  Except as disclosed in the Disclosure Letter of such Company, each of the Companies, as to itself and its Subsidiaries only, represents and warrants to Apple Nine, the Acquisition Subsidiaries and the other Company as follows:

(a) Organization, Standing and Corporate Power.  Such Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority to operate its assets and properties and to carry on its business as it is now being conducted.  Such Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operations or leasing of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on such Company.

(b) Company Subsidiaries.  Schedule 3.1(b) of the Disclosure Letter of such Company sets forth each Subsidiary of such Company and its respective jurisdiction of formation, each owner and the respective amount of such owner’s equity interest in such Subsidiary, and a list of each jurisdiction in which such Subsidiary is qualified or licensed to do business and each assumed name under which such Subsidiary conducts business in any jurisdiction.  All the outstanding shares of capital stock of each Subsidiary of such Company that is a corporation have been duly authorized and validly issued, are fully paid and nonassessable and are owned by such Company, by another Subsidiary of such Company or by such Company and another Subsidiary of such Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the shares), and all equity interests in each Subsidiary of such Company that is a partnership, limited liability company or business trust are owned by such Company, by another Subsidiary of such Company, or by such Company and another Subsidiary of such Company, free and clear of all Liens and free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the equity interests).  There are no outstanding options, warrants or other rights to acquire ownership interests of or from any Subsidiary of such Company.  Each Subsidiary of such Company that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each Subsidiary of such Company that is a partnership, limited liability company or business trust is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted.  Each Subsidiary of such Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on such Company.  Except for interests in the Subsidiaries of such Company and investments in short-term investment securities, neither such Company nor any Subsidiary of such Company owns directly or indirectly any capital stock or other interest (equity or debt) in any other Person.

(c) Capital Structure.  Schedule 3.1(c) of the Disclosure Letter of such Company is a true and complete list of (i) the authorized capital stock of such Company, (ii) the issued and outstanding shares of capital stock of such Company, and (iii) the number of shares of capital stock of such Company reserved for issuance upon exercise of the outstanding stock options of such Company under the Stock Incentive Plans of such Company.  All outstanding shares of capital stock of such Company are, and all shares of capital stock reserved for issuance by such Company will be upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.  Schedule 3.1(c) of the Disclosure Letter of such Company is a true and complete list, as of the date hereof, of all outstanding stock options to purchase capital stock of such Company under the Stock Incentive Plans of such Company, the number of shares of capital stock subject to each such option, the exercise price, date of grant and the names and of holders thereof. Each such option was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Stock Incentive Plans of such Company pursuant to which it was issued.  On the date of this Agreement, except as set forth on Schedule 3.1(c) of the Disclosure Letter of such Company, no shares of capital stock or other voting securities of such Company were issued, reserved for issuance or outstanding.  Except (i) for the shares of capital stock and the options as set forth on Schedule 3.1(c) of the Disclosure Letter of such Company, and (ii) as otherwise permitted under Section 4.1, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which such Company or any Subsidiary of such Company is a party or by which such entity is bound, obligating such Company or any Subsidiary of such Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of such Company or any Subsidiary of such Company or obligating such Company or any Subsidiary of such Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  Except as set forth on Schedule 3.1(c) of the Disclosure Letter, Mr. Knight is the sole record owner of the Series B Convertible Shares of each of the Companies.  All dividends or distributions on securities of such Company or any Subsidiary of such Company that have been declared or authorized prior to the date of this Agreement have been paid in full.  There are no outstanding bonds, debentures, notes or other Indebtedness of such Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of such Company may vote.  Other than the Voting Agreement, there are no outstanding agreements to which such Company or any Subsidiary of such Company or any of their respective officers or directors is a party concerning the voting, sale, transfer or registration of any capital stock or other equity securities of the Company or any Subsidiary of such Company.

(d) Authority; Noncontravention; Consents.

(i) (A)           Such Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Shareholder Approval of such Company to consummate the Merger to which it is a party and the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement by such Company and the consummation by such Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Company and no other corporate proceedings on the part of such Company are necessary to authorize this Agreement or to consummate such transactions, subject to receipt of the Shareholder Approval of such Company.  This Agreement has been duly executed and delivered by such Company and constitutes valid and binding obligations of such Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

(B)           The Special Committee of such Company, at a meeting duly called and held, has by unanimous vote of all its members recommended that the Board of Directors of such Company approve and adopt this Agreement, the applicable Plan of Merger and the Ancillary Agreements to which such Company is a party and determined that the transactions contemplated hereby, including the Mergers, are advisable and in the best interests of, the shareholders of such Company. The Board of Directors of such Company, based on the unanimous recommendation of the Special Committee, has (i) determined that the transactions contemplated by this Agreement are advisable, and in the best interests of such Company and the shareholders of such Company, and (ii) approved and adopted this Agreement, the applicable Plan of Merger and the Ancillary Agreements to which such Company is a party and the transactions contemplated hereby and thereby, including the Mergers, and directed that this Agreement and the applicable Plan of Merger be submitted to a vote by such Company’s shareholders.  The Board of Directors of such Company has not subsequently rescinded or modified, in any way, its determinations and approvals discussed above.

(ii) The execution and delivery of this Agreement by such Company do not, and the consummation of the transactions contemplated hereby and compliance by it with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or require any consent, approval or notice under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Company or any Subsidiary of such Company under, or result in the triggering of any payments pursuant to, (A) the Organizational Documents of such Company, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, franchise agreement, license agreement, Permit or other agreement or instrument applicable to such Company or any Subsidiary of such Company or their respective properties or assets, (C) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to such Company or any Subsidiary of such Company, or their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate would not (1) have a Material Adverse Effect on such Company or (2) reasonably be expected to otherwise prevent such Company from performing its obligations under this Agreement or the transactions contemplated hereby.

(iii) No material consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission, governmental arbitrator or other governmental authority, instrumentality or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to such Company or any Subsidiary of such Company in connection with the execution and delivery of this Agreement by such Company or the consummation by it of any of the transactions contemplated hereby and thereby, except for (A) the filings with the Securities and Exchange Commission (the “SEC”) of (1) the preliminary and definitive Proxy Statement/Prospectus  relating to the Shareholder Meeting for the Shareholder Approval of such Company and (2) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger to which such Company is a party and the other transactions contemplated by this Agreement, (B) the filing of Articles of Merger for the Merger to which such Company is a party with the State Corporation Commission of the Commonwealth of Virginia, (C) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which such Company and any Subsidiary of such Company are qualified or licensed to do business, as set forth on Schedule 3.1(d)(iii) of the Disclosure Letter of such Company and (D) such other consents, approvals, orders, authorizations, registrations, declarations and filings (1) as are set forth on Schedule 3.1(d)(iii) of the Disclosure Letter of such Company or (2) which, if not obtained or made, would not reasonably be expected to prevent or delay in any material respect the consummation of such Merger or the other transactions contemplated hereby or otherwise prevent such Company from performing its obligations under this Agreement in any material respect.

(e) SEC Documents; Financial Statements.

(i) Such Company has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by such Company since January 1, 2010 (as amended through the date hereof, the “SEC Documents of such Company”).  All of the SEC Documents of such Company (other than preliminary material), as of their respective filing dates, were prepared in accordance with, in all material respects, and complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents of such Company.  None of the SEC Documents of such Company, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by SEC Documents of such Company later filed by such Company.  Such Company does not have any outstanding and unresolved comments from the SEC with respect to any of the SEC Documents of such Company.  No Subsidiary of such Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service.  Such Company has made available to the other Apple REITs copies of all material correspondence between the SEC, on the one hand, and such Company and any of the Subsidiaries of such Company, on the other hand, since January 1, 2010 through the date of this Agreement.  At all applicable times, such Company has complied in all material respects with the applicable certification requirements of the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder, as amended from time to time (the “Sarbanes-Oxley Act”).

(ii) The audited consolidated financial statements and unaudited consolidated interim financial statements of such Company and its Subsidiaries included or incorporated by reference in the SEC Documents of such Company (including, in each case, any notes thereto) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of such Company and its Subsidiaries taken as a whole as of the dates thereof and consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments).  The books of account and other financial records of such Company and its Subsidiaries are accurately reflected in all material respects in the financial statements included in the SEC Documents of such Company.  Such Company has no Subsidiary which is not consolidated for accounting purposes.

(iii) There are no material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect such Company’s ability to record, process, summarize and report financial data.  Such Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to such Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer.  Such Company has evaluated the effectiveness of such Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Documents of such Company that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  To such Company’s Knowledge, such disclosure controls and procedures are effective in timely alerting such Company’s principal executive officer and principal financial officer to information required to be included in such Company’s periodic reports required under the Exchange Act.  Since the enactment of the Sarbanes-Oxley Act, neither such Company nor any Subsidiary of such Company has made any prohibited loans to any director or executive officer of such Company (as defined in Rule 3b-7 under the Exchange Act).

(iv) Neither such Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among such Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, such Company or any of its Subsidiaries in such Company’s or the Subsidiaries’ published financial statements or any of the SEC Documents of such Company.

(f) Absence of Certain Changes or Events.  Except as disclosed in the SEC Documents of such Company, since December 31, 2012 (the “Financial Statement Date”) and through the date of this Agreement, such Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices and there has not been (i) a Material Adverse Effect on such Company, nor has there been any occurrence or circumstance that, individually or in the aggregate, has had, or would with the passage of time reasonably be expected to result in, a Material Adverse Effect on such Company, (ii) except for regular monthly distributions (in the case of such Company) not in excess of the per share amount as set forth on Schedule 3.1(f) of the Disclosure Letter of such Company with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any outstanding security of such Company or any Subsidiary of such Company, (iii) any split, combination or reclassification of any capital stock of such Company or any issuance or the authorization of any issuance of any other securities of such Company in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of beneficial interest of such Company or any issuance of an ownership interest in, any Subsidiary of such Company except as contemplated by this Agreement, (iv) any issuance of options of such Company except in the ordinary course of business or restricted shares of the capital stock of such Company, (v) any amendment of any term of any outstanding security of such Company or any Subsidiary of such Company, (vi) any repurchase, redemption or other acquisition by such Company or any Subsidiary of such Company of any outstanding shares, stock or other securities of, or other ownership interests in, such Company or any Subsidiary of such Company, (vii) any damage or destruction to or loss of the Property of such Company, not covered by insurance, that, individually or in the aggregate, has or would have a Material Adverse Effect on such Company, (viii) any change in accounting methods, principles or practices or any change in any tax method or election, that, individually or in the aggregate, has or would have a Material Adverse Effect on such Company, by such Company or any Subsidiary of such Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP or regulatory accounting principles, (ix) the entering into or amendment of any employment, consulting, severance, retention, change in control, tax gross-up, deferred compensation, special or stay bonus, or any other agreement between such Company and any officer or any director of a Subsidiary of such Company or other employee or contractor of such Company, (x) any increase in the amount of compensation, bonus or other benefits payable to any current or former director, trustee, officer or other employee (other than in the ordinary course of business consistent with past practices), of such Company or its Subsidiaries, (xi) any grant of severance or termination pay or benefits (or any increase in the amount of such pay or benefits) to any current or former director, trustee, officer or other employee of such Company or the Subsidiaries of such Company that would be payable at or after the Effective Time, (xii) any material incurrence, assumption or guarantee by such Company or any Subsidiary of such Company of any indebtedness, (xiii) any creation or assumption by such Company or any Subsidiary of such Company of any Lien in an amount, individually or in the aggregate, in excess of $500,000 on any asset, (xiv) any material commitment, contractual obligation (including any Franchise Agreement of such Company or any Management Agreement Documents of such Company, any lease (capital or otherwise) or any letter of intent), borrowing, guaranty, capital expenditure (outside the ordinary course) or transaction entered into by such Company or by any Subsidiary of such Company, or (xv) any making of any material loan, advance or capital contribution to or investment in any Person.

(g) Litigation.  There is no pending or, to the Knowledge of such Company, threatened material Legal Action or material investigation pending by a Governmental Entity against or affecting (i) such Company or any Subsidiary of such Company or any asset of such Company or any Subsidiary of such Company or (ii) any director, officer or employee of such Company or any Subsidiary of such Company or other Person for whom such Company or any Subsidiary of such Company may be liable, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against such Company or any Subsidiary of such Company.  Other than pursuant to the Organizational Documents of such Company, no Contract between such Company or any Subsidiary of such Company and any current or former director, officer, employee or shareholder (or equivalent interest holder) exists that provides for indemnification.

(h) Taxes.

(i) Such Company and each Subsidiary of such Company have timely filed all material Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so).  All such Tax Returns are true, correct and complete in all material respects.  Such Company and each Subsidiary of such Company have paid (or such Company has paid on their behalf), within the time and manner prescribed by law, all material Taxes shown as due and payable on such Tax Returns.  The most recent financial statements contained in the SEC Documents of such Company filed with the SEC prior to the date of this Agreement reflect an adequate reserve or accrued liabilities or expenses for all Taxes due and payable by such Company and its Subsidiaries as a group for all taxable periods and portions thereof through the date of such financial statements, except for failures to reflect adequate reserves that would not in the aggregate be material.  Such Company and its Subsidiaries (as a group) have established on their books and records (which may, but are not required to, be reflected only on the books and records of such Company) reserves or accrued liabilities or expenses that are adequate for the payment of all material Taxes for which such Company or any Subsidiary of such Company is liable but which are not yet due and payable.  Such Company has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7 (other than built-in gain to Apple Eight in connection with the purchase of its Subsidiaries interest in Apple Hospitality Air LLC from a subsidiary of Apple Six), including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code; and neither such Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property.  No material deficiencies for Taxes have been asserted or assessed in writing by a Governmental Entity against such Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending.  No material claim is pending or proposed by any Governmental Entity in any jurisdiction where such Company or any Subsidiary of such Company do not file Tax Returns that such Company or any Subsidiary of such Company is or may be subject to taxation by such jurisdiction, nor are there any facts that could reasonably be expected to give rise to such a claim.  Copies of all material Tax Returns with respect to taxable years commencing on or after the taxable year ending December 31, 2008 have been delivered to or made available to representatives of the other Apple REITs.  For purposes of this Agreement, “Taxes” shall mean any U.S. federal, state, local or foreign income, gross receipts, license, payroll, employment withholding, property, sales, excise or other tax or governmental charges of any nature whatsoever, together with any penalties, interest or additions thereto and “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ii) Such Company (A) for all of its taxable years beginning either (i) upon formation or (ii) upon the commencement of the first taxable year following the year of its formation through the most recent December 31, has been subject to taxation as a REIT under the Code within the meaning of Section 856 of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT upon closing of the transactions contemplated hereby, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge by the Internal Revenue Service (“IRS”) to its status as a REIT, and, to the Knowledge of such Company, no such challenge is pending or threatened in writing.  Each Subsidiary of such Company that files Tax Returns as a partnership (or is a disregarded entity), for U.S. federal income tax purposes has, since inception, been classified for federal income tax purposes as a partnership (or as a disregarded entity) and not as a corporation or as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.  Each Subsidiary of such Company which is a corporation has been since its formation classified as a qualified REIT subsidiary under

Section 856(i) of the Code, a taxable REIT subsidiary under Section 856(l) of the Code or as a REIT.

(iii) (A) Neither such Company nor any Subsidiary of such Company is a party to any material pending action or proceeding, including any audit or contest, by any Governmental Entity with regard to Taxes or Tax Returns of such Company or any Subsidiary of such Company; (B) no material written claim for assessment or collection of Taxes has been asserted against such Company or any Subsidiary of such Company; (C) there are no audits pending with or proposed in writing by any taxing authority with respect to any material Taxes or Tax Returns of such Company or any Subsidiary of such Company; and (D) neither such Company nor any Subsidiary of such Company has requested, received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes.

(iv) Such Company does not have any earnings and profits attributable to such Company or any other corporation for any non-REIT year within the meaning of Section 857 of the Code.

(v) Neither such Company nor any Subsidiary of such Company has made any payments, or is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(vi) Neither such Company nor its Subsidiaries is or has been a party to any Tax allocation or sharing agreement.

(vii) Neither such Company nor its Subsidiaries has any liability for the Taxes of any Person other than such Company and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.

(viii) There are no Tax Protection Agreements for such Company.

(ix) All material amounts of Taxes which such Company or its Subsidiaries are required by Law to withhold or collect, including material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or, if not yet due, are held in separate bank accounts for such purpose.  There are no Encumbrances for material Taxes upon the assets of such Company or its Subsidiaries except for statutory Liens for Taxes not yet due.

(x) None of the Company or any of its Subsidiaries has either been a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(i) Related Party Transactions.  There is no (i) loan outstanding from or to any employee, officer or director of such Company or any Subsidiary of such Company, (ii) employment or severance contract or other arrangement with respect to severance with respect to any employee, officer or director of such Company or any Subsidiary of such Company, or (iii) any agreement to appoint or nominate any person as a director of such Company or any Subsidiary of such Company.  Except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of such Company or its Subsidiaries, there are no arrangements, agreements or contracts which continue in effect as of the date hereof entered into by such Company or any of its Subsidiaries, on the one hand, and any Person who is an officer, director or affiliate of such Company or any Subsidiary of such Company, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand.  True and materially complete copies of all such documents have been made available to the other Apple REITs prior to the date hereof and each such document is listed on Schedule 3.1(i) of the Disclosure Letter of such Company. Except as set forth on Schedule 3.1(i) of the Disclosure Letter or as contemplated by this Agreement, neither such Company nor any of its Subsidiaries is a party to any agreement or arrangement with Mr. Knight or his Affiliates.

(j) Opinion of Financial Advisor; No Brokers.  The financial advisor identified on Schedule 3.1(j) of the Disclosure Letter of such Company has delivered its opinion, addressed to the Special Committee of such Company to the effect that, as of the date of such opinion and subject to the qualifications, assumptions and limitations set forth therein, the applicable Unit Ratio is fair, from a financial point of view, to the holders of Units of such Company (other than the other Apple REITs and their respective Affiliates).  It is agreed and understood that each such opinion is for the Special Committee to whom it is addressed and may not be relied upon by Apple Nine or the Acquisition Subsidiaries. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified in any material respect.  Such Company will provide to the other Apple REITs, solely for informational purposes, a photocopy of the written version of the opinion described in this Section 3.1(j) after receipt thereof by such Company.  Except for the financial advisor identified on Schedule 3.1(j) of the Disclosure Letter of such Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Company or any Subsidiary of such Company.  Such Company has provided or made available to the other Apple REITs true and correct copies of any and all contracts and agreements pursuant to which any financial advisor would be entitled to receive any brokerage, finder’s or other fee or commission from such Company or any Subsidiary of such Company in connection with this Agreement, the Mergers or any of the transactions contemplated hereby.

(k) Permits; Compliance with Laws.

(i) Such Company and its Subsidiaries, or the management companies for the Properties of such Company, own and/or possess all franchises, grants, easements, consents, certificates, permits, licenses (including liquor licenses), variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) necessary for it to own, lease and operate the properties and assets of such Company or to carry on the business of such Company as it is now being conducted by such Company, except where the failure to have such Permits, individually or in the aggregate, would not have a Material Adverse Effect on such Company.  All such Permits of such Company are in full force and effect.  Neither such Company nor any Subsidiary of such Company has received notice that any suspension, modification or revocation of any Permit is pending or, to the Knowledge of such Company, threatened nor, to the Knowledge of such Company, do grounds exist for any such action, except for such suspensions, modifications or revocations, individually or in the aggregate, as would not have a Material Adverse Effect on such Company.

(ii) Neither such Company nor any of its Subsidiaries has violated or failed to comply with any such Permit, or any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on such Company.

(iii) To the Knowledge of such Company, neither such Company nor any Subsidiary of such Company nor any director, officer, agent or employee of such Company or any Subsidiary of such Company has taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

(l) Contracts.

(i) Except for Contracts which are entered into by a third-party manager on behalf of such Company pursuant to any Management Agreement Document of such Company or Contracts which such Company was required to enter into pursuant to the terms of a Management Agreement Document of such Company, none of which are material to such Company, Schedule 3.1(l)(i) of the Disclosure Letter of such Company contains a list of the following Contracts such Company or any Subsidiary of such Company is party thereto as of the date hereof:

(A) any lease of personal property with third parties other than such Company or any Subsidiary of such Company, providing for annual rentals of $500,000 or more;

(B) any lease, sublease, license or occupancy agreement of real property with third parties other than such Company or any Subsidiary of such Company, providing for annual rentals of $500,000 or more;

(C) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, which is not a wholly-owned Subsidiary of such Company;

(D) any Contract under which indebtedness for borrowed money is outstanding in an amount in excess of $500,000 (including guarantees) or may be incurred or pursuant to which any property or asset of such Company or any Subsidiary of such Company is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Property of such Company or a Subsidiary of such Company;

(E) any Contract with current or ongoing obligations (as to such Company) currently required to be filed as an exhibit to the Annual Report of such Company on Form 10−K pursuant to Item 601(b)(10) of Regulation S−K under the Securities Act;

(F) any Contract that purports to limit in any respect the right of  such Company or its Subsidiaries or any Affiliate of such Company (1) to engage in any line of business, or (2) to compete with any person or operate in any location;

(G) any Contract providing for the sale or exchange of, or option, right of first refusal or offer, or similar right, to sell or exchange, any of the Properties of such Company, or for the purchase or exchange of, or option, right of first refusal or offer, or similar right to purchase or exchange, any real estate entered into in the past two years or in respect of which the applicable transaction had not been consummated;

(H) any Contract entered into in the past two years or in respect of which the applicable transaction had not been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (G) of this Section 3.1(l)(i)) or capital stock or other equity interests of another Person for aggregate consideration in excess of $500,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

(I) any Contract pursuant to which such Company, any Subsidiary of such Company or any other Person manages any real property;

(J) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Properties of such Company, under which such Company or any Subsidiary of such Company has, or expects to incur, an obligation in excess of $1,000,000 in the aggregate that has not been satisfied as of the date hereof;

(K) any Contract to which such Company or any Subsidiary of such Company has continuing indemnification obligations relating to the settlement or proposed settlement of any Legal Action, which involves the issuance of equity securities or the payment of an amount, in any such case, having a value of more than $1,000,000;

(L) any Contract that provides for any unpaid settlement or proposed settlement of any Legal Action in which the amount to be paid in settlement is in excess of $500,000;

(M) any license, royalty or other Contract concerning Intellectual Property the absence of which would have, individually or in the aggregate, a Material Adverse Effect on such Company and its Subsidiaries;

(N) any Contract that is material to such Company and any Subsidiary of such Company, taken as a whole, and contains any so-called “most favored nations” or similar provisions requiring such Company or any Subsidiary of such Company to offer a Person any terms or conditions that are at least as favorable as those offered to any other Person;

(O) any Contract that provides for a guarantee in an amount in excess of $500,000 of the obligations of any Person that is not such Company or any Subsidiary of such Company; and

(P) any Contract (other than Contracts referenced in clauses (A) through (O) of this Section 3.1(l)(i)) which by its terms calls for payments by or liability of such Company or any Subsidiary of such Company in excess of $500,000 other than any Contract under this clause (P) that, by its terms, is terminable within six months of this Agreement (without termination fee or penalty).  The Contracts described in clauses (A) through (P) and those required to be identified on Schedule 3.1(l)(i) of the Disclosure Letter of such Company, the Franchise Agreements of such Company and the Management Agreement Documents of such Company, in each case together with all exhibits and schedules thereto being, the “Material Contracts of such Company.”

(ii) Except for such breaches and defaults as, individually or in the aggregate, would not result in a Material Adverse Effect on such Company, (A) neither such Company nor any Subsidiary of such Company is and, to such Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract of such Company, (B) none of such Company or any of its Subsidiaries has received any claim of default under any such Material Contract of such Company, and (C) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract of such Company (in each case, with or without notice or lapse of time or both).  Each Material Contract of such Company is valid, binding and enforceable in accordance with its terms and is in full force and effect.  Such Company has made available to the other Apple REITs true and complete copies of all Material Contracts of such Company, including any amendments or supplements thereto.

(iii) There are no Contracts or material transactions between such Company or any Subsidiary of such Company, on the one hand, and any (A) officer or director of such Company or any Subsidiary of such Company, (B) record or beneficial owner of 5% or more of the voting securities of such Company, or (C) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner of such Company, on the other hand.

(m) Environmental Matters.

(i) Such Company and each Subsidiary of such Company has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Laws  and such Company and each Subsidiary of such Company is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Environmental Laws except where failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on such Company, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in all material respects in the future except where failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on such Company;

(ii) there is no Environmental Claim pending or threatened against such Company or any Subsidiary of such Company or, to the Knowledge of such Company, against any person or entity whose liability for any Environmental Claim the Company and each Subsidiary of such Company has or may have retained or assumed either contractually or by operation of Law, except for such Environmental Claims that would not, individually or in the aggregate, have a Material Adverse Effect on such Company;

(iii) neither such Company nor any Subsidiary of such Company nor, to the Knowledge of such Company, any other person has placed, stored, deposited, discharged, buried, dumped, disposed of or released any Hazardous Substances produced by, or resulting from any of such Company’s or any of such Company’s Subsidiaries’ operations, at any Properties of such Company, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of such Company and the Subsidiaries of such Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws), and except as would not, individually or in the aggregate, have a Material Adverse Effect on such Company; and

(iv) neither such Company nor any Subsidiary of such Company has entered into or agreed to any consent decree or order or is subject to any outstanding judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances with any Governmental Entity, except with regard to pre-existing contamination or remediation efforts for which such Company was and is not a responsible party (“Prior Contamination”) and, to the Knowledge of such Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto, except as may be related to the Prior Contamination.  For purposes of this Agreement, “Hazardous Substance” shall mean any element, pollutant, contaminant, waste, compound, substance or material of any nature whatsoever (including, without limitation, any product) that is listed, classified, defined in or regulated pursuant to any Environmental Law or the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law, including, without limitation, any petroleum and petroleum derivatives, by-product or additive (including crude oil and any fraction thereof), asbestos, radon gas, urea formaldehyde, asbestos or asbestos-containing material, lead or lead-based paints or materials, pesticides, polychlorinated biphenyls, radioactive materials, toxic mold, volatile organic compound or hazardous air pollutant.  To the Knowledge of such Company, such Company has made available to the other Apple REITs true and complete copies of all environmental reports and audits that are within the possession of such Company or within the possession or control of its Subsidiaries, and to the Knowledge of such Company, no other environmental reports or audits exist with respect to such Company, any Subsidiary of such Company or any Property of such Company.

(n) The Company Properties.

(i) Schedule 3.1(n)(i) of the Disclosure Letter of such Company lists each hotel (collectively, the “Owned Hotels of such Company”), and other parcels of real property currently owned or ground leased by such Company or any Subsidiary of such Company, and sets forth such Company or applicable Subsidiary of such Company owning such property (the “Properties of such Company”).  Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) copies of which policies and reports were made available for review to the other Apple REITs: (A) such Company or a Subsidiary of such Company owns fee simple title to each of the Properties of such Company, free and clear of Liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”) except for Encumbrances securing obligations disclosed in the consolidated balance sheets included in the SEC Documents of such Company, mechanics and materialmen’s liens for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith, Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which such Company has made adequate provision in accordance with GAAP, and easements, rights of way, restrictive covenants and other non-monetary Encumbrances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on such Company; (B) except as would not have a Material Adverse Effect on such Company, neither such Company nor any Subsidiary of such Company has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Properties of such Company issued by any Governmental Entity; and (C) except as would not have a Material Adverse Effect on such Company, neither such Company nor any Subsidiary of such Company has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Properties of such Company or (2) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Properties of such Company or by the continued maintenance, operation or use of the parking areas.

(ii) Schedule 3.1(n)(ii) of the Disclosure Letter of such Company lists each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of the Properties of such Company or any Subsidiary of such Company and sets forth such Company or any Subsidiary of such Company party to such agreement, the date of such agreement and each amendment, guaranty, or other agreement binding on such Company or any Subsidiary of such Company and relating thereto (collectively, “Franchise Agreements of such Company”).  True, correct and complete copies of each of the Franchise Agreements of such Company have been made available to the other Apple REITs.  Each Franchise Agreement of such Company is valid, binding and in full force and effect as against such Company or its Subsidiaries and, to the Knowledge of such Company, as against the other party thereto.  Neither such Company nor any Subsidiary of such Company owes any termination, cancellation or other similar fees or any liquidated damages to any third party franchisor.

(iii) Schedule 3.1(n)(iii) of the Disclosure Letter of such Company lists each management agreement pursuant to which any third party manages or operates any of the Properties of such Company on behalf of such Company or any Subsidiary of such Company, and describes the property that is subject to such management agreement, such Company or Subsidiary of such Company that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on such Company or any Subsidiary of such Company and relating thereto (collectively, the “Management Agreement Documents of such Company”).  True, correct and complete copies of all Management Agreement Documents of such Company have been made available to the other Apple REITs.  Each of the Management Agreement Documents of such Company is valid, binding and in full force and effect as against such Company or its Subsidiaries and, to the Knowledge of such Company, as against the other party thereto.  Neither such Company nor any Subsidiary of such Company owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

(iv) Such Company has not received written notice of, nor does such Company have any Knowledge of, any latent defects or adverse physical conditions affecting any of the Properties of such Company or the improvements thereon, except as would not have a Material Adverse Effect on such Company.

(o) Personal Property.  Such Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them.  Neither such Company’s nor its Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Liens that, individually or in the aggregate, would not have a Material Adverse Effect on such Company.

(p) Insurance.  There is no claim by such Company or any Subsidiary of such Company pending under any material insurance policies owned or held by such Company and any Subsidiary of such Company which (i) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (ii) if not paid, would have, individually or in the aggregate, a Material Adverse Effect on such Company.  With respect to each such insurance policy, to the Knowledge of such Company, (A) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (B) neither such Company nor any Subsidiary of such Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (C) as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (D) as of the date hereof no notice of cancellation or termination has been received; and (E) the policy is sufficient for compliance with all material requirements of Law and the express requirements of all Material Contracts of such Company to which such Company or its Subsidiaries are parties or otherwise bound.  Such Company and its Subsidiaries maintain policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations to the extent customary in the industry in which they operate, and no such policies will terminate as a result of the consummation of the transactions contemplated by this Agreement.

(q) Information Supplied.  None of the information provided or to be provided by such Company or any Subsidiary of such Company for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  None of the information provided by such Company or any Subsidiary of such Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to such Company’s shareholders or at the time of such Company’s Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 3.1(q), no representation or warranty is made by such Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not supplied by or on behalf of such Company.

(r) Books and Records.

(i) The books of account and other financial records of such Company and each Subsidiary of such Company are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the SEC Documents of such Company.

(ii) Such Company has made available to the other Apple REITs true, correct and complete copies of the Organizational Documents of such Company.  Neither such Company nor any Subsidiary of such Company is, nor has such Company or any Subsidiary of such Company been, in violation of any of the Organizational Documents of such Company applicable to it in any material respect.

(iii) True, correct and complete copies of the minutes of all meetings of the shareholders, members, partners, the boards of directors or managers, as applicable, and each committee of the boards of directors or managers, as applicable, of such Company and each Subsidiary of such Company have been made available to the other Apple REITs.

(s) Labor Matters.  Neither such Company nor any Subsidiary of such Company is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of such Company, threatened against such Company or any Subsidiary of such Company relating to their business, except for any such proceeding as would not have a Material Adverse Effect on such Company.  To the Knowledge of such Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of such Company or any Subsidiary of such Company.  Since January 1, 2008, such Company and each Subsidiary of such Company has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security taxes.

(t) Vote Required.  The only vote of the holders of any class or series of such Company’s capital stock necessary (under applicable Law or otherwise) to approve, on behalf of such Company, the Merger to which such Company is a party, this Agreement, the Apple Seven Merger Plan or the Apple Eight Plan of Merger, as applicable, and the other transactions contemplated hereby is the Shareholder Approval of such Company.

(u) No Undisclosed Material Liabilities.  Except as disclosed in the SEC Documents of such Company, and except for additional borrowings under such Company’s line of credit disclosed on Schedule 3.1(u) of the Disclosure Letter of such Company, there are no Liabilities of such Company or any of its Subsidiaries, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities reserved for on the most recent balance sheet contained in the audited financial statements of such Company for the period ended December 31, 2012; (ii) Liabilities incurred in the ordinary course of business consistent with past practice of such Company subsequent to December 31, 2012 and (iii) such other Liabilities as would not, individually or in the aggregate, have a Material Adverse Effect on such Company.

(v) Intellectual Property.  To the Knowledge of such Company (i) the conduct of the business of such Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to such Company or any Subsidiary of such Company that the conduct of the business of such Company and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party except for any such infringement, misappropriation or claim that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Company; and (ii) such Company or a Subsidiary of such Company owns or is licensed to use or otherwise has the right to use all Intellectual Property as currently used in the operation of its respective business, in accordance with the terms of any applicable license agreement except where the failure to possess or have adequate rights to use such properties individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on such Company.

(w) Benefit Plans; ERISA Compliance

(i) Other than the Stock Incentive Plans, neither such Company nor any Subsidiary of such Company has any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding), including any “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), providing benefits to any current or former employee, officer or director of such Company or any Subsidiary of such Company or any person affiliated with such Company under Section 414(b), (c), (m) or (o) of the Code.

(ii) No director, officer, or employee of such Company will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) as a result of consummation of the transactions contemplated by this Agreement.

(iii) No stock option granted by such Company under its respective Stock Incentive Plans (whether currently outstanding or previously exercised) has been granted with an exercise price that is less than the fair market value of the underlying stock on the date of grant, and no such stock option has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.

(x) Antitakeover Statutes.  Such Company and the Board of Directors of such Company have taken all action required to be taken by them to exempt this Agreement, the Mergers and the transactions contemplated hereby and thereby from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state, including, without limitation, each of the provisions of Article 14 (Affiliated Transactions) and Article 14.1 (Control Share Acquisitions) of the VSCA.

(y) No Other Representations or Warranties.  Except for the representations and warranties made by such Company in this Section 3.1, such Company makes no representations or warranties, and such Company hereby disclaims any other representations or warranties, with respect to such Company and its Subsidiaries.

Section 3.2 Representations and Warranties of Apple Nine and Acquisition Subsidiaries.  Except as disclosed in the Disclosure Letter of Apple Nine, Apple Nine and each of the Acquisition Subsidiaries represent and warrant to each of the Companies as follows:

(a) Organization, Standing and Corporate Power.  Apple Nine and each Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority to operate its assets and properties and to carry on its business as it is now being conducted.  Apple Nine and each Acquisition Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operations or leasing of its properties makes such qualification or licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Apple Nine.

(b) Apple Nine Subsidiaries.  Schedule 3.2(b) of the Apple Nine Disclosure Letter sets forth each Apple Nine Subsidiary and its respective jurisdiction of formation, each owner and the respective amount of such owner’s equity interest in each Apple Nine Subsidiary, and a list of each jurisdiction in which each Apple Nine Subsidiary is qualified or licensed to do business and each assumed name under which each such Apple Nine Subsidiary conducts business in any jurisdiction.  All the outstanding shares of capital stock of each Apple Nine Subsidiary that is a corporation have been duly authorized, validly issued, are fully paid and nonassessable and are owned by Apple Nine, by another Apple Nine Subsidiary or by Apple Nine and another Apple Nine Subsidiary, free and clear of all Liens, and free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the shares), and all equity interests in each Apple Nine Subsidiary that is a partnership, limited liability company or business trust are owned by Apple Nine, by another Apple Nine Subsidiary or by Apple Nine and another Apple Nine Subsidiary, free and clear of all Liens, and free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the equity interests).  There are no outstanding options, warrants or other rights to acquire ownership interests of or from any Apple Nine Subsidiary.  Each Apple Nine Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each Apple Nine Subsidiary that is a partnership, limited liability company or business trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted.  Each Apple Nine Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Apple Nine.  Except for interests in the Apple Nine Subsidiaries and investments in short-term investment securities, neither Apple Nine nor any Apple Nine Subsidiary owns directly or indirectly any capital stock or other interest (equity or debt) in any other Person.

(c) Capital Structure.

(i) The authorized capital stock of Apple Nine consists of 400,000,000 Apple Nine Common Shares, 400,000,000 Apple Nine Series A Shares, 480,000 Apple Nine Series B Shares and 30,000,000 other Preferred Shares (collectively the “Apple Nine Shares”).  On the date hereof, (A) 182,784,131 Apple Nine Common Shares, 182,784,131 Apple Nine Series A Shares, 480,000 Apple Nine Series B Shares and no other Preferred Shares were issued and outstanding, and (B) 590,781 Apple Nine Units were reserved for issuance upon exercise of outstanding stock options to purchase Apple Nine Units granted under the Stock Incentive Plans (the “Apple Nine Stock Options”) and 7,727,065 Apple Nine Units were reserved for issuance under the Dividend Reinvestment Plan.  All outstanding Apple Nine Shares and all Apple Nine Shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.  Schedule 3.2(c) of the Apple Nine Disclosure Letter is a true and complete list, as of the date hereof, of all outstanding Apple Nine Stock Options under the Apple Nine Stock Incentive Plans, the number of Apple Nine Units subject to each such Apple Nine Stock Option, the exercise price, date of grant, and the names of holders thereof.  Each such option was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Stock Incentive Plans of Apple Nine pursuant to which it was issued. On the date of this Agreement, except as set forth above in this Section 3.2(c), no shares of capital stock or other voting securities of Apple Nine were issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of Apple Nine are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except (A) for the Apple Nine Shares and the Apple Nine Stock Options as set forth on Schedule 3.2(c) of the Apple Nine Disclosure Letter, and (B) as otherwise permitted under Section 4.2, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Apple Nine or any Apple Nine Subsidiary is a party or by which such entity is bound, obligating Apple Nine or any Apple Nine Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Apple Nine or any Apple Nine Subsidiary or obligating Apple Nine or any Apple Nine Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  Except as set forth on Schedule 3.2(c) of the Apple Nine Disclosure Letter, Mr. Knight is the sole record owner of the Apple Nine Series B Shares.  There are no outstanding bonds, debentures, notes or other Indebtedness of Apple Nine having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Apple Nine Shares of  may vote.  Other than the Voting Agreement, there are no outstanding agreements to which Apple Nine or any Apple Nine Subsidiary or any of their respective officers or directors is a party concerning the voting, sale, transfer or registration of any capital stock or other equity securities of Apple Nine or any Apple Nine Subsidiary.  All dividends or distributions on securities of Apple Nine or any

Apple Nine Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

(ii) The Apple Nine Common Shares to be issued in exchange for the Shares in the Mergers, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and subject to no preemptive rights.

(iii) Pursuant to the terms of the Voting Agreement and the Conversion Agreements, the holders of Apple Nine Series B Shares have agreed to convert each Apple Nine Series B Share into 24.17104 Apple Nine Common Shares immediately before the Effective Time.  Upon such conversion of the Apple Nine Series B Shares to Apple Nine Common Shares, the Apple Nine Series A Shares will terminate in accordance with Section 5.1(f) of the Apple Nine Articles and as a result each Apple Nine shareholder will only hold Apple Nine Common Shares.

(d) Authority; Noncontravention; Consents.

(i)

(A) Apple Nine has the requisite corporate power and authority to enter into this Agreement and, subject to the Apple Nine Shareholder Approval to consummate the Mergers and the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Apple Nine and the consummation by Apple Nine of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Apple Nine and no other corporate proceedings on the part of Apple Nine are necessary to authorize this Agreement or to consummate such transactions, subject to receipt of the Apple Nine Shareholder Approval.  This Agreement has been duly executed and delivered by Apple Nine and constitutes valid and binding obligations of Apple Nine, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

(B) The Special Committee of Apple Nine, at a meeting duly called and held, has by unanimous vote of all its members recommended that the Board of Directors of Apple Nine approve and adopt this Agreement, the Apple Nine Amendments and the Ancillary Agreements to which it is a party and determined that this Agreement and the transactions contemplated hereby, including the Mergers and the Apple Nine Amendments are advisable and in the best interests of the shareholders. The Board of Directors of Apple Nine, based on the unanimous recommendation of the Special Committee, has (i) determined that the transactions contemplated by this Agreement are advisable and in the best interests of Apple Nine and the shareholders of Apple Nine, and (ii) approved and adopted this Agreement, the Apple Nine Amendments and the Ancillary Agreements to which Apple Nine is a party and the transactions contemplated hereby and thereby, including the Mergers and the Article Nine Amendments, and directed that this Agreement and the Apple Nine Amendments be submitted to a vote by the shareholders of Apple Nine.  The Board of Directors of Apple Nine has not subsequently rescinded or modified, in any way, its determinations and approvals discussed above.

(ii) Each Acquisition Subsidiary has the requisite corporate power and authority to enter into this Agreement and to consummate the Merger to which it is a party and the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement by each Acquisition Subsidiary and the consummation by each Acquisition Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Acquisition Subsidiary and no other corporate proceedings on the part of any Acquisition Subsidiary are necessary to authorize this Agreement or to consummate such transactions.  This Agreement has been duly executed and delivered by each Acquisition Subsidiary and constitutes valid and binding obligations of each Acquisition Subsidiary, enforceable against such Acquisition Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

(iii) The execution and delivery of this Agreement by Apple Nine and each Acquisition Subsidiary do not, and the consummation of the transactions contemplated hereby and compliance by it with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or require any consent, approval or notice under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Apple Nine or any Apple Nine Subsidiary under, or result in the triggering of any payments pursuant to, (A) the Apple Nine Organizational Documents, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, franchise agreement, license agreement, Permit or other agreement or instrument applicable to Apple Nine or any Apple Nine Subsidiary or their respective properties or assets, (C) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Apple Nine or any Apple Nine Subsidiary, or their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate would not (1) have a Material Adverse Effect on Apple Nine or (2) reasonably be expected to otherwise prevent Apple Nine or any Acquisition Subsidiary from performing its obligations under this Agreement or the transactions contemplated hereby.

(iv) No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Apple Nine or any Apple Nine Subsidiary in connection with the execution and delivery of this Agreement by Apple Nine or the Acquisition Subsidiaries or the consummation by Apple Nine or the Acquisition Subsidiaries of any of the transactions contemplated hereby and thereby, except for (A) the filings with the SEC of (1) the preliminary and definitive Proxy Statement/Prospectus relating to the Shareholder

Meeting for the Apple Nine Shareholder Approval, (2) the Form S-4 relating to the issuance of the Merger Consideration, and (3) such reports under the Exchange Act as may be required in connection with this Agreement, the Mergers and the other transactions contemplated by this Agreement, (B) the filing of Articles of Merger for the Mergers with the State Corporation Commission of the Commonwealth of Virginia, (C) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Apple Nine and any Apple Nine Subsidiary are qualified or licensed to do business, as set forth on Schedule 3.2(d)(iv) of the Apple Nine Disclosure Letter and (D) such other consents, approvals, orders, authorizations, registrations, declarations and filings (1) as are set forth on Schedule 3.2(d)(iii) of the Apple Nine Disclosure Letter or (2) which, if not obtained or made, would not reasonably be expected to prevent or delay in any material respect the consummation of the Mergers or the other transactions contemplated hereby or otherwise prevent Apple Nine from performing its obligations under this Agreement in any material respect.

(e) SEC Documents; Financial Statements.

(i) Apple Nine has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by Apple Nine since January 1, 2010 (as amended through the date hereof, the “Apple Nine SEC Documents”).  All of the Apple Nine SEC Documents (other than preliminary material), as of their respective filing dates, were prepared in accordance with, in all material respects, and complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Apple Nine SEC Documents.  None of the Apple Nine SEC Documents, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Apple Nine SEC Documents.  Apple Nine does not have any outstanding and unresolved comments from the SEC with respect to any of the Apple Nine SEC Documents.  No Apple Nine Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service.  Apple Nine has made available to the other Apple REITs copies of all material correspondence between the SEC, on the one hand, and Apple Nine and any of the Apple Nine Subsidiaries, on the other hand, since January 1, 2010 through the date of this Agreement.  At all applicable times, Apple Nine has complied in all material respects with the applicable certification requirements of the Sarbanes-Oxley Act.

(ii) The audited consolidated financial statements and unaudited consolidated interim financial statements of Apple Nine and its Subsidiaries included or incorporated by reference in the Apple Nine SEC Documents (including, in each case, any notes thereto) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-

X), were prepared in accordance with GAAP (except, in the case of unaudited interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of Apple Nine and its Subsidiaries taken as a whole as of the dates thereof and consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments).  The books of account and other financial records of Apple Nine and its Subsidiaries are accurately reflected in all material respects in the financial statements included in the Apple Nine SEC Documents.  Apple Nine has no Apple Nine Subsidiary which is not consolidated for accounting purposes.

(iii) There are no material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Apple Nine’s ability to record, process, summarize and report financial data.  Apple Nine has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to Apple Nine, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer.  Apple Nine has evaluated the effectiveness of Apple Nine’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Documents of Apple Nine that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  To the Knowledge of Apple Nine, such disclosure controls and procedures are effective in timely alerting Apple Nine’s principal executive officer and principal financial officer to information required to be included in Apple Nine’s periodic reports required under the Exchange Act.  Since the enactment of the Sarbanes-Oxley Act, neither Apple Nine nor any Acquisition Subsidiary has made any prohibited loans to any director or executive officer of Apple Nine (as defined in Rule 3b-7 under the Exchange Act).

(iv) Neither Apple Nine nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Apple Nine or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Apple Nine or any of its Subsidiaries in Apple Nine’s or its Subsidiaries’ published financial statements or any of the Apple Nine SEC Documents.

(f) Absence of Certain Changes or Events.  Except as disclosed in the Apple Nine SEC Documents, since the Financial Statement Date and through the date of this Agreement, Apple Nine and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices and there has not been (i) a Material Adverse

Effect on Apple Nine, nor has there been any occurrence or circumstance that, individually or in the aggregate, has had, or would with the passage of time reasonably be expected to result in, a Material Adverse Effect on Apple Nine, (ii) except for regular monthly distributions (in the case of Apple Nine) not in excess of the per share amount as set forth on Schedule 3.2(f) of the Apple Nine Disclosure Letter with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any outstanding security of Apple Nine or any Apple Nine Subsidiary, (iii) any split, combination or reclassification of any of Apple Nine’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Apple Nine Subsidiary except as contemplated by this Agreement, (iv) any issuance of Apple Nine Stock Options except in the ordinary course of business or restricted shares of the capital stock of Apple Nine, (v) any amendment of any term of any outstanding security of Apple Nine or any Apple Nine Subsidiary, (vi) any repurchase, redemption or other acquisition by Apple Nine or any Apple Nine Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, Apple Nine or any Apple Nine Subsidiary, (vii) any damage or destruction to or loss of any of Apple Nine Properties, not covered by insurance, that, individually or in the aggregate, has or would have a Material Adverse Effect on Apple Nine, (viii) any change in accounting methods, principles or practices or any change in any tax method or election that, individually or in the aggregate, has or would have a Material Adverse Effect on Apple Nine by Apple Nine or any Apple Nine Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP or regulatory accounting principles, (ix) the entering into or amendment of any employment, consulting, severance, retention, change in control, tax gross-up, deferred compensation, special or stay bonus, or any other agreement between Apple Nine and any officer or any Apple Nine Subsidiary director or other employee or contractor of Apple Nine, (x) any increase in the amount of compensation, bonus or other benefits payable to any current or former director, trustee, officer or other employee (other than in the ordinary course of business consistent with past practices), of Apple Nine or its Subsidiaries, (xi) any grant of severance or termination pay or benefits (or any increase in the amount of such pay or benefits) to any current or former director, trustee, officer or other employee of Apple Nine or its Subsidiaries that would be payable at or after the Effective Time, (xii) any material incurrence, assumption or guarantee by Apple Nine or Apple Nine Subsidiary of any indebtedness, (xiii) any creation or assumption by Apple Nine or any Apple Nine Subsidiary of any Lien in an amount, individually or in the aggregate, in excess of $500,000 on any asset, (xiv) any material commitment, contractual obligation (including any Apple Nine Franchise Agreement or any Apple Nine Management Agreement Documents, any lease (capital or otherwise) or any letter of intent), borrowing, guaranty, capital expenditure (outside the ordinary course) or transaction entered into by Apple Nine or by any Apple Nine Subsidiary, or (xv) any making of any material loan, advance or capital contribution to or investment in any Person.

(g) Litigation.  There is no pending or, to the Knowledge of Apple Nine, threatened material Legal Action or material investigation pending by a Governmental Entity against or affecting (i) Apple Nine or any Apple Nine Subsidiary or any asset of Apple Nine or any Apple Nine Subsidiary or (ii) any director, officer or employee of Apple Nine or any Apple Nine Subsidiary or other Person for whom Apple Nine or any Apple Nine Subsidiary may be liable, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Apple Nine or any Apple Nine Subsidiary.  Other than pursuant to the Apple Nine Organizational Documents, no Contract between Apple Nine or any Apple Nine Subsidiary and any current or former director, officer, employee or shareholder (or equivalent interest holder) exists that provides for indemnification.

(h) Taxes.

(i) Apple Nine and each Apple Nine Subsidiary have timely filed all material Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so).  All such Tax Returns are true, correct and complete in all material respects.  Apple Nine and each Apple Nine Subsidiary have paid (or Apple Nine has paid on their behalf), within the time and manner prescribed by law, all material Taxes shown as due and payable on such Tax Returns.  The most recent financial statements contained in the Apple Nine SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve or accrued liabilities or expenses for all Taxes due and payable by Apple Nine and the Apple Nine Subsidiaries as a group for all taxable periods and portions thereof through the date of such financial statements, except for failures to reflect adequate reserves that would not in the aggregate be material.  Apple Nine and its Subsidiaries (as a group) have established on their books and records (which may, but are not required to, be reflected only on the books and records of Apple Nine) reserves or accrued liabilities or expenses that are adequate for the payment of all material Taxes for which Apple Nine or any Apple Nine Subsidiary is liable but which are not yet due and payable.  Apple Nine has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7 (other than built-in gain to Apple Nine in connection with the purchase of its Subsidiary’s interest in Apple Hospitality Air, LLC from a subsidiary of Apple Six), including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code; and neither Apple Nine nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property.  No material deficiencies for Taxes have been asserted or assessed in writing by a Governmental Entity against Apple Nine or any of the Apple Nine Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending.  No material claim is pending or proposed by any Governmental Entity in any jurisdiction where Apple Nine or any Apple Nine Subsidiary do not file Tax Returns that Apple Nine or any Apple Nine Subsidiary is or may be subject to taxation by such jurisdiction, nor are there any facts that could reasonably be expected to give rise to such a claim.  Copies of all material Tax Returns with respect to taxable years commencing on or after the taxable year ending December 31, 2008 have been delivered to or made available to representatives of the Companies.

(ii) Apple Nine (A) for all of its taxable years beginning upon the commencement of the first taxable year following the year of its formation through the most recent December 31, has been subject to taxation as a REIT under the Code within the meaning of Section 856 of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT upon closing of the transactions contemplated hereby, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and, to Apple Nine’s Knowledge, no such challenge is pending or threatened in writing.  Each Apple Nine Subsidiary that files Tax Returns as a partnership (or is a disregarded entity), for U.S. federal income tax purposes has, since inception, been classified for federal income tax purposes as a partnership (or as a disregarded entity) and not as a corporation or as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.  Each Apple Nine Subsidiary which is a corporation has been since its formation classified as a qualified REIT subsidiary under Section 856(i) of the Code, a taxable REIT subsidiary under Section 856(l) of the Code or as a REIT.

(iii) (A) Neither Apple Nine nor any Apple Nine Subsidiary is a party to any material pending action or proceeding, including any audit or contest, by any Governmental Entity with regard to Taxes or Tax Returns of Apple Nine or any Apple Nine Subsidiary; (B) no material claim for assessment or collection of Taxes has been asserted against Apple Nine or any Apple Nine Subsidiary; (C) there are no audits pending with or proposed in writing by any taxing authority with respect to any material Taxes or Tax Returns of Apple Nine or any Apple Nine Subsidiary; and (D) neither Apple Nine nor any Apple Nine Subsidiary has requested, received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes.

(iv) Apple Nine does not have any earnings and profits attributable to Apple Nine or any other corporation for any non-REIT year within the meaning of Section 857 of the Code.

(v) Neither Apple Nine nor any Apple Nine Subsidiary has made any payments, or is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(vi) Neither Apple Nine nor its Subsidiaries is or has been a party to any Tax allocation or sharing agreement.

(vii) Neither Apple Nine nor any Apple Nine Subsidiary has any liability for the Taxes of any Person other than Apple Nine and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.

(viii) There are no Apple Nine Tax Protection Agreements.

(ix) All material amounts of Taxes which Apple Nine or its Subsidiaries are required by Law to withhold or collect, including material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or, if not yet due, are held in separate bank accounts for such purpose.  There are no Liens for material Taxes upon the assets of Apple Nine or its Subsidiaries except for statutory Encumbrances for Taxes not yet due.

(x) None of Apple Nine or any of its Subsidiaries has either been a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years to which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(i) Related Party Transactions.  There is no (i) loan outstanding from or to any employee, officer or director of Apple Nine or any Subsidiary of Apple Nine, (ii) employment or severance contract or other arrangement with respect to severance with respect to any employee, officer or director of Apple Nine or any Apple Nine Subsidiary, or (iii) except as provided by this Agreement, agreement to appoint or nominate any person as a director of Apple Nine or any Subsidiary of Apple Nine.  Except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of Apple Nine or its Subsidiaries, there are no arrangements, agreements or contracts which continue in effect as of the date hereof entered into by Apple Nine or any of its Subsidiaries, on the one hand, and any Person who is an officer, director or affiliate of Apple Nine or any Apple Nine Subsidiary, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand.  True and materially complete copies of all such documents have been made available to the other Apple REITs prior to the date hereof and each such document is listed on Schedule 3.2(i) of the Disclosure Letter of Apple Nine.  Except as set forth on Schedule 3.2(i) of the Disclosure Letter of Apple Nine or as contemplated by this Agreement, neither Apple Nine nor any of the Apple Nine Subsidiaries is a party to any agreement or arrangement with Mr. Knight or his Affiliates.

(j) Opinion of Financial Advisor; No Brokers.  The financial advisor identified on Schedule 3.2(j) of the Apple Nine Disclosure Letter has delivered its opinion, addressed to the Special Committee of Apple Nine with regard to the fairness, from a financial point of view and as of the date of such opinion and subject to the qualifications, assumptions and limitations set forth therein, to Apple Nine of the aggregate consideration to be paid pursuant to the Mergers. It is agreed and understood that such opinion is for the Special Committee of Apple Nine and may not be relied upon by Apple Seven or Apple Eight. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified in any material respect.  Apple Nine will provide to the other Apple REITs, solely for informational purposes, a photocopy of the written version of the opinion described in this Section 3.2(j) after receipt thereof by Apple Nine.  Except for the financial advisor identified on Schedule 3.2(j) of the Apple Nine Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Apple Nine or any Acquisition Subsidiary.  Apple Nine has provided or made available to the other Apple REITs true and correct copies of any and all contracts and agreements pursuant to which any financial advisor would be entitled to receive any brokerage, finder’s or other fee or commission from Apple Nine or any Acquisition Subsidiary in connection with this Agreement, the Mergers or any of the transactions contemplated hereby.

(k) Permits; Compliance with Laws.

(i) Apple Nine and the Apple Nine Subsidiaries, or the management companies for Apple Nine Properties, own and/or possess all Permits except where the failure to have such Permits, individually or in the aggregate, would not have a Material Adverse Effect on Apple Nine.  All such Permits are in full force and effect.  Neither Apple Nine nor any Apple Nine Subsidiary has received notice that any suspension, modification or revocation of any Permit is pending or, to the Knowledge of Apple Nine, threatened nor, to the Knowledge of Apple Nine, do grounds exist for any such action, except for such suspensions, modifications or revocations, individually or in the aggregate, as would not have a Material Adverse Effect on Apple Nine.

(ii) Neither Apple Nine nor any of its Subsidiaries has violated or failed to comply with any Permit, or any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Apple Nine.

(iii) To the Knowledge of Apple Nine, neither Apple Nine nor any Acquisition Subsidiary nor any director, officer, agent, or employee of Apple Nine or any Acquisition Subsidiary has taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

(l) Contracts.

(i) Except for Contracts which are entered into by a third-party manager on behalf of Apple Nine pursuant to any Apple Nine Management Agreement Document or Contracts which Apple Nine was required to enter into pursuant to the terms of an Apple Nine Management Agreement Document,  none of which are material to Apple Nine, Schedule 3.2(l)(i) of the Apple Nine Disclosure Letter contains a list of the following Contracts Apple Nine or any Apple Nine Subsidiary is party thereto as of the date hereof:

(A) any lease of personal property with third parties other than Apple Nine or any Apple Nine Subsidiary, providing for annual rentals of $500,000 or more;

(B) any lease, sublease, license or occupancy agreement of real property with third parties other than Apple Nine or any Apple Nine Subsidiary, providing for annual rentals of $500,000 or more;

(C) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture which is not a wholly-owned Apple Nine Subsidiary;

(D) any Contract under which indebtedness for borrowed money is outstanding in an amount in excess of $500,000 (including guarantees) or may be incurred or pursuant to which any property or asset of Apple Nine or any Apple Nine Subsidiary is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any of the Apple Nine Properties;

(E) any Contract with current or ongoing obligations (as to Apple Nine) currently required to be filed as an exhibit to Apple Nine’s Annual Report on Form 10−K pursuant to Item 601(b)(10) of Regulation S−K under the Securities Act;

(F) any Contract that purports to limit in any respect the right of Apple Nine or its Subsidiaries or any Affiliate of Apple Nine (1) to engage in any line of business, or (2) to compete with any person or operate in any location;

(G) any Contract providing for the sale or exchange of, or option, right of first refusal or offer, or similar right, to sell or exchange, any of the Apple Nine Properties, or for the purchase or exchange of, or option, right of first refusal or offer, or similar right, to purchase or exchange, any real estate entered into in the past two years or in respect of which the applicable transaction had not been consummated;

(H) any Contract entered into in the past two years or in respect of which the applicable transaction had not been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (G) of this Section 3.2(l)(i)) or capital stock or other equity interests of another Person for aggregate consideration in excess of $500,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

(I) any Contract pursuant to which Apple Nine, any Apple Nine Subsidiary or any other Person manages any real property;

(J) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Apple Nine Properties, under which Apple Nine or any Apple Nine Subsidiary has, or expects to incur, an obligation in excess of $1,000,000 in the aggregate that has not been satisfied as of the date hereof;

(K) any Contract to which Apple Nine or any Apple Nine Subsidiary has continuing indemnification obligations relating to the settlement or proposed settlement of any Legal Action, which involves the issuance of equity securities or the payment of an amount, in any such case, having a value of more than $1,000,000;

(L) any Contract that provides for any unpaid settlement or proposed settlement of any Legal Action in which the amount to be paid in settlement is in excess of $500,000;

(M) any license, royalty or other Contract concerning Intellectual Property the absence of which would have, individually or in the aggregate, a Material Adverse Effect on Apple Nine and its Subsidiaries;

(N) any Contract that is material to Apple Nine and any Apple Nine Subsidiary, taken as a whole, and contains any so-called “most favored nations” or similar provisions requiring Apple Nine or any Apple Nine Subsidiary to offer a Person any terms or conditions that are at least as favorable as those offered to any other Person;

(O) any Contract that provides for a guarantee in an amount in excess of $500,000 of the obligations of any Person that is not Apple Nine or any Apple Nine Subsidiary; and

(P) any Contract (other than Contracts referenced in clauses (A) through (O) of this Section 3.2(l)(i)) which by its terms calls for payments by or liability of Apple Nine or any Apple Nine Subsidiary in excess of $500,000 other than any Contract under this clause (P) that, by its terms, is terminable within six months of this Agreement (without termination fee or penalty).  The Contracts described in clauses (A) through (P) and those required to be identified on Schedule 3.2(l)(i) of the Apple Nine Disclosure Letter, the Apple Nine Franchise Agreements and the Apple Nine Management Agreement Documents, in each case together with all exhibits and schedules thereto being, the “Apple Nine Material Contracts.”

(ii) Except for such breaches and defaults as, individually or in the aggregate, would not result in a Material Adverse Effect on Apple Nine, (A) neither Apple Nine nor any Apple Nine Subsidiary is and, to Apple Nine’s Knowledge, no other party is in breach or violation of, or default under, any Apple Nine Material Contract, (B) none of Apple Nine or its Subsidiaries has received any claim of default under any such Apple Nine Material Contract, and (C) no event has occurred which would result in a breach or violation of, or a default under, any Apple Nine Material Contract (in each case, with or without notice or lapse of time or both).  Each Apple Nine Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect.  Apple Nine has made available to the Companies true and complete copies of all Apple Nine Material Contracts, including any amendments or supplements thereto.

(iii) There are no Contracts or material transactions between Apple Nine or any Apple Nine Subsidiary, on the one hand, and any (A) officer or director of Apple Nine or any Apple Nine Subsidiary, (B) record or beneficial owner of 5% or more of the voting securities of Apple Nine, or (C) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand.

(m) Environmental Matters.

(i) Apple Nine and each Apple Nine Subsidiary has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Laws  and Apple Nine and each Apple Nine Subsidiary is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Environmental Laws except where failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on Apple Nine, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in all material respects in the future except where failure to  be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on Apple Nine;

(ii) there is no Environmental Claim pending or threatened against Apple Nine and each Apple Nine Subsidiary, or, to the Knowledge of Apple Nine, against any person or entity whose liability for any Environmental Claim Apple Nine and each Apple Nine Subsidiary has or may have retained or assumed either contractually or by operation of Law, except for such Environmental Claims that would not, individually or in the aggregate, have a Material Adverse Effect on Apple Nine;

(iii) neither Apple Nine, any Apple Nine Subsidiary nor, to the Knowledge of Apple Nine, any other person has placed, stored, deposited, discharged, buried, dumped, disposed of or released any Hazardous Substances produced by, or resulting from any of Apple Nine’s or any of Apple Nine’s Subsidiaries’ operations, at any Apple Nine Property, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of Apple Nine and the Apple Nine Subsidiaries (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws), and except as would not, individually or in the aggregate, have a Material Adverse Effect on Apple Nine; and

(iv) neither Apple Nine nor any Apple Nine Subsidiary has entered into or agreed to any consent decree or order or is subject to any outstanding judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances with any Governmental Entity, except with regard to pre-existing contamination or remediation efforts for which Apple Nine was and is not a responsible party (“Apple Nine Prior Contamination”) and, to the Knowledge of Apple Nine, no investigation, litigation or other proceeding is pending or threatened with respect thereto, except as may be related to the Apple Nine Prior Contamination.  To the Knowledge of Apple Nine, Apple Nine has made available to the other Apple REITs true and complete copies of all environmental reports and audits that are within the possession of Apple Nine or within the possession or control of its Subsidiaries, and to the Knowledge of Apple Nine, no other environmental reports or audits exist with respect to Apple Nine, any Subsidiary of Apple Nine or any Property of Apple Nine.

(n) Apple Nine Properties.

(i) Schedule 3.2(n)(i) of the Apple Nine Disclosure Letter lists each hotel (collectively, the “Apple Nine Owned Hotels”), and other parcels of real property currently owned or ground leased by Apple Nine or any Apple Nine Subsidiary, and sets forth Apple Nine or applicable Apple Nine Subsidiary owning such property (the “Apple Nine Properties”).  Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) copies of which policies and reports were made available for review to the Companies: (A) Apple Nine or an Apple Nine Subsidiary owns fee simple title to each of the Apple Nine Properties, free and clear of Encumbrances, except for Encumbrances securing obligations disclosed in the consolidated balance sheets included in the Apple Nine SEC Documents, mechanics and materialmen’s liens for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith, Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which Apple Nine has made adequate provision in accordance with GAAP, and easements, rights of way, restrictive covenants and other non-monetary Encumbrances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Apple Nine; (B) except as would not have a Material Adverse Effect on Apple Nine, neither Apple Nine nor any Apple Nine Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Apple Nine Properties issued by any Governmental Entity; and (C) except as would not have a Material Adverse Effect on Apple Nine, neither Apple Nine nor any Apple Nine Subsidiary has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Apple Nine Properties or (2) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Apple Nine Properties or by the continued maintenance, operation or use of the parking areas.

(ii) Schedule 3.2(n)(ii) of the Apple Nine Disclosure Letter lists each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of the Apple Nine Properties of Apple Nine or any Apple Nine Subsidiary and sets forth Apple Nine or any such Apple Nine Subsidiary party to such agreement, the date of such agreement and each amendment, guaranty, or other agreement binding on Apple Nine or any Apple Nine Subsidiary and relating thereto (collectively, the “Apple Nine Franchise Agreements”).  True, correct and complete copies of each Apple Nine Franchise Agreement have been made available to the Companies.  Each Apple Nine Franchise Agreement is valid, binding and in full force and effect as against Apple Nine or its Subsidiaries and, to Apple Nine’s Knowledge, as against the other party thereto.  Neither Apple Nine nor any Apple Nine Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party franchisor.

(iii) Schedule 3.2(n)(iii) of the Apple Nine Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any of the Apple Nine Properties on behalf of Apple Nine or any Apple Nine Subsidiary, and describes the property that is subject to such management agreement, Apple Nine or Apple Nine Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on Apple Nine or any Apple Nine Subsidiary and relating thereto (collectively, the “Apple Nine Management Agreement Documents”).  True, correct and complete copies of all Apple Nine Management Agreement Documents have been made available to the Companies.  Each of the Apple Nine Management Agreement Documents is valid, binding and in full force and effect as against Apple Nine or its Subsidiaries and, to Apple Nine’s Knowledge, as against the other party thereto.  Neither Apple Nine nor any Apple Nine Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

(iv) Apple Nine has not received written notice of, nor does Apple Nine have any Knowledge of, any latent defects or adverse physical conditions affecting any of the Apple Nine Properties or the improvements thereon, except as would not have a Material Adverse Effect on Apple Nine.

(o) Personal Property.  Apple Nine and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal Apple Nine and Apple Nine Subsidiary assets owned, used or held for use by them.  Neither Apple Nine’s nor its Subsidiaries’ ownership of in any such personal property is subject to any Liens, other than Liens that, individually or in the aggregate, would not have a Material Adverse Effect on Apple Nine.

(p) Insurance.  There is no claim by Apple Nine or any Apple Nine Subsidiary pending under any material insurance policies owned or held by Apple Nine or any Apple Nine Subsidiary which (i) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (ii) if not paid, would have, individually or in the aggregate, a Material Adverse Effect on Apple Nine.  With respect to each such insurance policy, to the Knowledge of Apple Nine, (A) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (B) neither Apple

Nine nor any Apple Nine Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (C) as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (D) as of the date hereof no notice of cancellation or termination has been received; and (E) the policy is sufficient for compliance with all material requirements of Law and the express requirements of all Apple Nine Material Contracts to which Apple Nine or its Subsidiaries are parties or otherwise bound.  Apple Nine and its Subsidiaries maintain policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations to the extent customary in the industry in which they operate, and no such policies will terminate as a result of the consummation of the transactions contemplated by this Agreement.

(q) Information Supplied.  None of the information provided or to be provided by Apple Nine or any Apple Nine Subsidiary for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  None of the information provided by Apple Nine or any Apple Nine Subsidiary for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to Apple Nine’s shareholders or at the time of  Apple Nine’s Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing provisions of this Section 3.2(q), no representation or warranty is made by Apple Nine with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not supplied by or on behalf of Apple Nine.

(r) Books and Records.

(i) The books of account and other financial records of Apple Nine and each Apple Nine Subsidiary are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Apple Nine SEC Documents.

(ii) Apple Nine has made available to each of the Companies true, correct and complete copies of the Apple Nine Organizational Documents, as amended to date, and the articles of incorporation, by-laws, partnership agreements or other organizational documents, as the case may be, of each Apple Nine Subsidiary, each as amended or supplemented to the date of this Agreement (all such organizational documents of Apple Nine and its Subsidiaries collectively, the “Apple Nine Organizational Documents”).  Neither Apple Nine nor any Apple Nine Subsidiary is, nor has Apple Nine or any Apple Nine Subsidiary been, in violation of any of the Apple Nine Organizational Documents in any material respect.

(iii) True, correct and complete copies of the minutes of all meetings of the shareholders, members, partners, the boards of directors or managers, as applicable, and each committee of the boards of directors or managers, as applicable, of Apple Nine and each Apple Nine Subsidiary have been made available to the Companies.

(s) Labor Matters.  Neither Apple Nine nor any Apple Nine Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Apple Nine, threatened against Apple Nine or any Apple Nine Subsidiary relating to their business, except for any such proceeding as would not have a Material Adverse Effect on Apple Nine.  To the Knowledge of Apple Nine, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Apple Nine or any Apple Nine Subsidiary.  Since January 1, 2008, Apple Nine and each Apple Nine Subsidiary has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security taxes.

(t) Vote Required.  The only vote of the holders of any class or series of Apple Nine’s capital stock necessary (under applicable Law or otherwise) to approve, on behalf of Apple Nine, the Apple Nine Amendments, the Mergers, this Agreement and the other transactions contemplated hereby is the Apple Nine Shareholder Approval.

(u) No Undisclosed Material Liabilities.  Except as disclosed in the Apple Nine SEC Documents, and except for additional borrowings under Apple Nine’s line of credit disclosed on Schedule 3.2(u) of the Apple Nine Disclosure Letter, there are no Liabilities of Apple Nine or any of its Subsidiaries, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities reserved for on the most recent balance sheet contained in the audited financial statements of Apple Nine for the period ended December 31, 2012; (ii) Liabilities incurred in the ordinary course of business consistent with past practice of Apple Nine subsequent to December 31, 2012 and (iii) such other Liabilities as would not, individually or in the aggregate, have a Material Adverse Effect on Apple Nine.

(v) Intellectual Property.  To the Knowledge of Apple Nine (i) the conduct of the business of Apple Nine and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to Apple Nine or any Apple Nine Subsidiary that the conduct of the business of Apple Nine and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party except for any such infringement, misappropriation or claim that individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Apple Nine; and (ii) Apple Nine or an Apple Nine Subsidiary owns or is licensed to use or otherwise has the right to use all Intellectual Property as currently used in the operation of its respective business, in accordance with the terms of any applicable license agreement except where the failure to possess or have adequate rights to use such properties individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Apple Nine.

(w) Benefits Plans; ERISA Compliance.

(i) Other than the Apple Nine Stock Incentive Plans, neither Apple Nine nor any Subsidiary of Apple Nine has any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding), including any “employee benefit plans,” within the meaning of Section 3(3) of ERISA, providing benefits to any current or former employee, officer or director of Apple Nine or any Apple Nine Subsidiary or any person affiliated with Apple Nine under Section 414(b), (c), (m) or (o) of the Code.

(ii) No director, officer, or employee of Apple Nine will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) as a result of consummation of the transactions contemplated by this Agreement.

(iii) No stock option granted by Apple Nine under the Apple Nine Stock Incentive Plans (whether currently outstanding or previously exercised) has been granted with an exercise price that is less than the fair market value of the underlying stock on the date of grant, and no such stock option has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.

(x) Antitakeover Statutes.  Apple Nine and the Board of Directors of Apple Nine have taken all action required to be taken by them to exempt this Agreement, the Mergers and the transactions contemplated hereby and thereby from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state, including, without limitation, each of the provisions of Article 14 (Affiliated Transactions) and Article 14.1 (Control Share Acquisitions) of the VSCA.

(y) No Other Representations or Warranties.  Except for the representations and warranties made by Apple Nine and the Acquisition Subsidiaries in this Section 3.2, Apple Nine and the Acquisition Subsidiaries make no representations or warranties, and Apple Nine and the Acquisition Subsidiaries hereby disclaim any other representations or warranties, with respect to Apple Nine and its Subsidiaries.

ARTICLE IV
COVENANTS

Section 4.1 Conduct of Business by the Companies.  During the period from the date of this Agreement to the Effective Time, each Company agrees, as to itself, that it shall, and shall cause each of its Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts (i) to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code, (ii) to preserve its current beneficial relationships with any Person with which such Company has material business relationships (including, without limitation, customers, suppliers, directors, officers and other employees if any), and (iii) to keep available the services of its officers and key employees, if any. Without limiting the generality of the foregoing, the following additional restrictions shall apply during the period from the date of this Agreement to the Effective Time, except as set forth on Schedule 4.1 of the Disclosure Letter of such Company, or as otherwise contemplated by this Agreement, each Company agrees, as to itself, that it shall not, and shall cause each of its Subsidiaries, not to (and not to authorize or commit or agree to), unless each of the other Apple REITs, with the approval of their respective Special Committees, shall otherwise consent in writing:

(a) (i) except for regular monthly dividends as set forth on Schedule 4.1(a) of the Disclosure Letter of such Company, declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of capital stock of such Company, (ii) split, combine or reclassify any capital stock, partnership interests or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, partnership interests or other equity interests, or (iii) purchase, redeem or otherwise acquire any shares of capital stock, partnership interests or other equity interests of such Company or any of its Subsidiaries;

(b) amend the Organizational Documents of such Company;

(c) merge or consolidate with any Person;

(d) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets, or by lease or license) any real property, corporation, partnership or other business organization or division thereof (except of or from any Subsidiary of such Company), or acquire other assets, other than (i) supplies, equipment and investment securities or other assets in bona fide transactions, on arm’s-length terms in the ordinary course of business of such Company and its Subsidiaries in a manner that is consistent with past practice, and/or (ii) acquisitions set forth on Schedule 3.1(l)(i)(G) to the Disclosure Letter of such Company;

(e) except as provided in clause (n) below, issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of such Company or any Subsidiary of such Company or any securities convertible into, or any rights, warrants or options to acquire, any such shares (“Equity Equivalents”), voting securities or redeemable or convertible securities except to such Company or a Subsidiary of such Company and other than the issuance of any shares of capital stock upon the exercise of stock options that are outstanding on the date of this Agreement in accordance with the terms of the Stock Incentive Plans on the date of this Agreement;

(f) amend any term of any Shares or Equity Equivalents of such Company;

(g) sell, pledge, lease, dispose of, exclusively license or encumber or grant any third party any rights with respect to any property or assets, other than sales of assets, securities, properties, interests or businesses, other than in the ordinary course of business and where the assets which did not, individually or in the aggregate, contribute more than 10% of such Company’s earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2012;

(h) other than in the ordinary course of business and, for each Company, consistent with past practice (i) incur, create or assume any Indebtedness or issue or amend the terms of any debt securities, (ii) assume, guarantee or endorse, or otherwise become responsible for the obligations of any other Person or entity (other than any Subsidiary of such Company) for borrowed money, or (iii) pledge, encumber or otherwise subject to an Encumbrance any Properties of such Company;

(i) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of such Company;

(j) (i) make, modify or rescind any tax election (unless required by Law or necessary to preserve such Company’s status as a REIT or the partnership status of any Subsidiary of such Company that is a partnership for federal tax purposes); (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting except as required by applicable Law, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(k) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises in an amount not to exceed, individually or in the aggregate, $1,000,000, or (iii) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal income Tax Return, except, in the case of clause (i) or (iii), as may be required by the SEC, applicable Law or GAAP and with notice thereof to the other Apple REITs;

(l) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those in an amount not to exceed the total amount of the capital expenditure budget for such Company set forth in Schedule 4.1(l) of the Disclosure Letter of such Company and (ii) any unbudgeted capital expenditures not to exceed $2,000,000 individually or $2,000,000 in the aggregate;

(m) adopt or enter or make any commitment to adopt or enter into any employee benefit plan, program, policy or agreement that would be a “employee benefit plan” as defined in Section 3(3) of the ERISA if it were in existence as of the date of this Agreement;

(n) grant any awards under any Stock Incentive Plan (including any severance plan) except awards to the directors of such Company in the ordinary course of business consistent with past practice;

(o) take any action or exercise any discretion to accelerate the vesting or payment of, or to fund or in any other way secure the payment of, any compensation or benefit under any Stock Incentive Plan;

(p) settle any material Legal Action involving or against such Company or any of its Subsidiaries, including any shareholder derivative or class action claims, including any arising out of or in connection with the Mergers or the other transactions contemplated hereby;

(q) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Material Contracts of such Company or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Material Contract of such Company, or enter into any contract or agreement that would have been a Material Contract of such Company had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;

(r) enter into or amend or otherwise modify any material agreement or arrangement with Persons that are Affiliates or, as of the date hereof, are officers, directors or employees of such Company or any Subsidiary of such Company;

(s) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company or any Subsidiary thereof (other than the applicable Merger); or

(t) agree, resolve or commit to (i) do any action restricted by this Section 4.1 or (ii) accept any restriction that would prevent such Company or any of its Subsidiaries from taking any action required by this Section 4.1.

Section 4.2 Conduct of Business by Apple Nine and Acquisition Subsidiaries.  During the period from the date of this Agreement to the Effective Time, Apple Nine and each Acquisition Subsidiary shall, and shall cause each such entity’s Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts  (i) to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code, (ii) to preserve its current beneficial relationships with any Person with which Apple Nine has material business relationships (including, without limitation, customers, suppliers, directors, officers and other employees if any), and (iii) to keep available the services of its officers and key employees.  Without limiting the generality of the foregoing, the following additional restrictions shall apply during the period from the date of this Agreement to the Effective Time, except as set forth on Schedule 4.2 of the Apple Nine Disclosure Letter, or as otherwise contemplated by this Agreement, Apple Nine and each Acquisition Subsidiary shall not, and shall cause each such entity’s Subsidiaries, not to (and not to authorize or commit or agree to), unless each of the other Apple REITs, with the approval of their respective Special Committees, shall otherwise consent in writing:

(a) (i) except for regular monthly dividends as set forth on Schedule 4.2(a) of Apple Nine Disclosure Letter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of capital stock of Apple Nine or any Acquisition Subsidiary, (ii) split, combine or reclassify any capital stock, partnership interests or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, partnership interests or other equity interests, or (iii) purchase, redeem or otherwise acquire any shares of capital stock, partnership interests of other equity interests of Apple Nine or any Acquisition Subsidiary of Apple Nine;

(b) amend the Apple Nine Organizational Documents, except for the Apple Nine Amendments;

(c) merge or consolidate with any Person;

(d) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets, or by lease or license) any real property, corporation, partnership or other business organization or division thereof (except of or from any Subsidiary of Apple Nine), or acquire other assets, other than (i) supplies, equipment and investment securities or other assets in bona fide transactions, on arm’s-length terms in the ordinary course of business of Apple Nine, each Acquisition Subsidiary and any such entity’s Subsidiaries in a manner that is consistent with past practice and/or (ii) acquisitions set forth on Schedule 3.2(l)(i)(G) of the Apple Nine Disclosure Letter;

(e) except as provided in clause (n) below, issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of Apple Nine or of any Acquisition Subsidiary or any such entity’s Subsidiary or any Equity Equivalents, voting securities or redeemable or convertible securities except to Apple Nine or any Acquisition Subsidiary or any such entity’s Subsidiary, and other than the issuance of any shares of capital stock upon the exercise of stock options that are outstanding on the date of this Agreement in accordance with the terms of the Apple Nine Stock Incentive Plans on the date of this Agreement;

(f) amend any term of any Apple Nine Shares or Equity Equivalents of Apple Nine;

(g) sell, pledge, lease, dispose of, exclusively license or encumber or grant any third party any rights with respect to any property or assets, other than sales of assets, securities, properties, interests or businesses, other than in the ordinary course of business and where the assets which did not, individually or in the aggregate, contribute more than 10% of Apple Nine’s earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2012;

(h) other than in the ordinary course of business consistent with past practice (i) incur, create or assume any Indebtedness or issue or amend the terms of any debt securities, (ii) assume, guarantee or endorse, or otherwise become responsible for the obligations of any other Person or entity (other than any Subsidiary of Apple Nine) for borrowed money, or (iii) pledge, encumber or otherwise subject to an Encumbrance any Properties of Apple Nine;

(i) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of Apple Nine or any Acquisition Subsidiary;

(j) (i) make, modify or rescind any tax election (unless required by Law or necessary to preserve Apple Nine’s status as a REIT or the partnership status of any Apple Nine Subsidiary that is a partnership for federal tax purposes) (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting except as required by applicable Law, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(k) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises in an amount not to exceed, individually or in the aggregate, $1,000,000, or (iii) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal income Tax Return, except, in the case of clause (i) or (iii), as may be required by the SEC, applicable Law or GAAP and with notice thereof to the Companies;

(l) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those in an amount not to exceed the total amount of the capital expenditure budget for Apple Nine set forth in Schedule 4.2(l) of the Apple Nine Disclosure Letter and (ii) any unbudgeted capital expenditures not to exceed $2,000,000 individually or $2,000,000 in the aggregate;

(m) adopt or enter or make any commitment to adopt or enter into any employee benefit plan, program, policy or agreement that would be an “employee benefit plan” as defined in Section 3(3) of the ERISA if it were in existence as of the date of this Agreement;

(n) grant any awards under any Apple Nine Stock Incentive Plan (including any severance plan) except awards to the directors of Apple Nine in the ordinary course of business consistent with past practice;

(o) take any action or exercise any discretion to accelerate the vesting or payment of, or to fund or in any other way secure the payment of, any compensation or benefit under any Apple Nine Stock Incentive Plan;

(p) settle any material Legal Action involving or against Apple Nine, any Acquisition Subsidiary or any such entity’s Subsidiary, including any shareholder derivative or class action claims arising out of or in connection with the Mergers or the other transactions contemplated hereby;

(q) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Material Contract of Apple Nine or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Material Contract of Apply Nine, or enter into any contract or agreement that would have been a Material Contract of Apple Nine had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;

(r) enter into or amend or otherwise modify any material agreement or arrangement with Persons that are Affiliates or, as of the date hereof, are officers, directors or employees of Apple Nine or any Acquisition Subsidiary or any such entity’s Subsidiaries;

(s) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Apple Nine, any Acquisition Subsidiary or any such entity’s Subsidiary thereof (other than the applicable Merger); or

(t) agree, resolve or commit to (i) do any action restricted by this Section 4.2 or (ii) accept any restriction that would prevent Apple Nine, any Acquisition Subsidiary or any such entity’s Subsidiary from taking any action required by this Section 4.2.

Section 4.3 Other Actions.  Apple Nine and each of the Companies shall not and shall cause its respective Subsidiaries not to take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any “Knowledge” qualification) set forth in this Agreement that are qualified as to materiality becoming untrue in any respect, (ii) any of such representations and warranties (without giving effect to any “Knowledge” qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 7.1, any of the conditions to the Mergers set forth in ARTICLE VI not being satisfied.

Section 4.4 Control of Other Party’s Business.  Nothing contained in this Agreement will give Apple Nine, directly or indirectly, the right to control any of the Companies or any of their respective Subsidiaries or direct the business or operations of any of the Companies or any of their respective Subsidiaries prior to the Effective Time.  Nothing contained in this Agreement will give any Company, directly or indirectly, the right to control Apple Nine or any of its Subsidiaries or direct the business or operations of Apple Nine or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of the Apple REITs will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries.  Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place any of the Apple REITs in violation of any applicable Law.

ARTICLE V
ADDITIONAL COVENANTS

Section 5.1 Preparation of the Registration Statement and the Proxy Statement; Shareholder Meetings.

(a) Each of the Companies and Apple Nine shall cooperate and use commercially reasonable efforts to promptly prepare and Apple Nine shall file with the SEC, as soon as practicable, a Registration Statement on Form S-4 (the “Form S-4”) under the Securities Act with respect to the Apple Nine Common Shares issuable in the Mergers, a portion of which

Form S-4 shall also serve as the proxy statement with respect to the Apple Nine Amendments and a joint proxy statement with respect to the Shareholder Meeting of each of the Apple REITs in connection with the Mergers (the “Proxy Statement/Prospectus”).  Each of the Companies and Apple Nine shall furnish all information concerning such party and its Affiliates to the others (including the respective Special Committees), and provide such other assistance, as may be reasonably requested by the Apple REITs (including the respective Special Committees) in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus.  The Form S-4 and Proxy Statement/Prospectus shall include all information reasonably requested by such other party to be included therein.  The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.  Each of the Companies and Apple Nine shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable and to keep the Form S-4 effective as long as necessary to the consummate the transactions contemplated herein.  Apple Nine will cause the Proxy Statement/Prospectus to be mailed to Apple Nine’s shareholders, and each Company will cause the Proxy Statement/Prospectus to be mailed to its respective shareholders, in each case, as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act.   Apple Nine shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or “Blue Sky” permits or approvals required to carry out the transactions contemplated by this Agreement.  Except for annual, quarterly and current reports filed or furnished with the SEC under the Exchange Act, which may be incorporated by reference therein (but subject to Section 5.5), no filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by Apple Nine or the Companies, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other the opportunity to review and comment thereon.   Apple Nine will advise each of the Companies, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Apple Nine Common Shares issuable in connection with the Mergers for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the others with copies of any written communication from the SEC or any state securities commission.  Each of the Companies and Apple Nine shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement/Prospectus and Form S-4.  If at any time prior to the Effective Time any information relating to Apple Nine or the Companies, or any of their respective affiliates, officers or directors, should be discovered by Apple Nine or any Company which should be set forth in an amendment or supplement to (i) the Form S-4 so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the respective shareholders of Apple Nine and the Companies.  All filings by each of the Apple REITs with the SEC in connection with the transactions contemplated hereby, including all mailings to any of the Apple REITs’ shareholders in connection with the Mergers and transactions contemplated by this Agreement, shall be subject to the reasonable prior review and comment from each of the other Apple REITs (including the respective Special Committees).

(b) In connection with the preparation of the Proxy Statement/Prospectus, Apple Nine shall cause to be delivered to the Companies, prior to the mailing of such Proxy Statement/Prospectus, the opinion dated the date of the Proxy Statement/Prospectus of McGuireWoods LLP (“MW”), counsel to Apple Nine, subject to certificates, letters and assumptions, reasonably satisfactory to Apple Nine, that the Mergers will qualify as a tax-free reorganization for each Company’s shareholders under Section 368(a) of the Code.

(c) Each of the Apple REITs shall take all action necessary in accordance with applicable Law and such entity’s articles of incorporation and by-laws to convene a meeting of its shareholders (each a “Shareholder Meeting”) as promptly as practicable to consider and vote upon or otherwise to obtain the consent of its shareholders, as required, to the transactions contemplated hereby.  Subject to Section 5.4(c) and Section 7.1(b), each of the Apple REITs shall take all lawful action to solicit such consent, including, without limitation, timely mailing the Proxy Statement/Prospectus.  Each of the Apple REITs shall coordinate and cooperate with respect to the timing of such meetings and shall hold such meetings sequentially on the same day.

Section 5.2 Access to Information; Confidentiality.  Subject to the requirements of confidentiality agreements with third parties, upon 24 hours prior written notice, each of the Apple REITs shall, and shall cause each of its respective Subsidiaries to, afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period after the execution of this Agreement through the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Apple REITs shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (b) a copy of each debt agreement, ground lease, owner’s or leasehold title insurance policy, existing survey, financial report of each of such party’s properties, current Smith Travel Research report, property improvement plan for such party’s properties and existing environmental audit for the such party’s properties, and (c) all other information concerning its business, properties and personnel as such other party may reasonably request, including financial statements, Tax Returns, leases, certificates of occupancy, tax statements, service agreements, license or franchise agreements and Permits.  Apple Nine and each Company shall hold any nonpublic information concerning the other parties in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof.  Each of the Apple REITs shall comply with the terms of the Confidentiality Agreement with respect to any nonpublic information concerning the other parties provided to their respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates.  No investigation pursuant to this Section 5.2 or information provided, made available or delivered to any of the Apple REITs pursuant to this Section 5.2 or otherwise shall affect any representations or warranties or conditions or rights of any of the Apple REITs contained in this Agreement.

Section 5.3 Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Apple REITs agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Mergers, this Agreement or the consummation of any of the other transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of this Agreement.  In connection with and without limiting the foregoing, each of the Apple REITs shall (i) take all action necessary so that no “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (a “Takeover Statute”) is or becomes applicable to the Mergers, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute becomes applicable to the Mergers, this Agreement, or any of the other transactions contemplated hereby, take all action necessary so that the Mergers may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Mergers or the consummation of any of the other transactions contemplated hereby.

(b) Each of the Apple REITs shall give prompt notice to the other Apple REITs, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any material respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Subject to applicable Law and the instructions of any Governmental Entity, each of the Apple REITs shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the others with copies of notices or other written communications received by any of the Apple REITs or any of their respective subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other Apple REITs and their respective counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

Section 5.4 No Solicitation of Transactions.

(a) Subject to Section 7.1, each of the Apple REITs agrees that it shall not directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, (i) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (an “Acquisition Proposal”), or authorize any of its officers, directors, employees, agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to take any such action or (ii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement regarding, or that is intended to result in, or would reasonably be expected to lead to, any Competing Transaction (an “Acquisition Agreement”).  For purposes of this Agreement, “Competing Transaction” shall mean any of the following (other than the transactions contemplated by this Agreement) with respect to an Apple REIT that is the subject of an Acquisition Proposal (as applicable, the “Target Party”): (i) any merger, reorganization, consolidation, share exchange, business combination, or similar transaction involving such Target Party (or any of its Subsidiaries) pursuant to which any Person or group of Persons party thereto, or the shareholders of such Person or Persons, beneficially owns or would beneficially own 25% or more of the outstanding common shares or the outstanding voting power of such Target Party, or, if applicable, any surviving entity or the parent entity resulting from any such transaction, immediately upon consummation thereof; (ii) a recapitalization of such Target Party (or any of its Subsidiaries) or any transaction similar to a transaction referred to in clause (i) involving such Target Party (or any of its Subsidiaries) pursuant to which any Person or group of Persons party thereto, or its shareholders, beneficially owns or would beneficially own 25% or more of the outstanding common shares or the outstanding voting power of such Target Party or such Subsidiary or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more (based upon the depreciated carrying cost of the assets on the books of such Target Party) of the consolidated assets of such Target Party and its Subsidiaries taken as a whole in a single transaction or series of related transactions; or (iv) any transaction, including any tender offer, exchange offer or share exchange, in which any Person or “group” (as defined in Rule 13d-3 of the Exchange Act) shall acquire or have the right to acquire beneficial ownership of 25% or more of the outstanding common shares of such Target Party (or any Subsidiary of such Target Party) or of the outstanding voting power of such Target Party (or any Subsidiary of such Target Party), or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common shares or other securities representing such voting power, whether from such Target Party (or Subsidiary of such Target Party) or pursuant to a tender offer or exchange offer or otherwise; provided, however, that no transaction involving solely the acquisition of capital stock or assets of any Subsidiary of such Target Party by such Target Party will be deemed to be a Competing Transaction.

(b) The Target Party shall notify the other Apple REITs (the “Non-Target Parties”) promptly after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any inquiry or request for non-public information relating to the Target Party or any of its Subsidiaries or for access to the properties, books or records of the Target Party or any of its Subsidiaries by any Person that is reasonably likely to lead to or contemplate an Acquisition Proposal.  Such notice to the Non-Target Parties shall be made orally and in writing and shall include a written summary of the material terms of any such Acquisition Proposal, inquiry or request or modification or amendment to an Acquisition Proposal except to the extent that the Special Committee or the Board of Directors of the Target Party determines, in good faith, after consultation with outside counsel, that such action would be inconsistent with its fiduciary duties to the shareholders of such Apple REIT under applicable Law.  The Target Party shall (i) keep the Non-Target Parties informed, on a current basis, of any material changes in the status of, and any material changes or modifications in the terms of, any such Acquisition Proposal, inquiry or request and (ii) provide to the Non-Target Parties, as soon as practicable after receipt or delivery thereof, summaries of the material terms of all correspondence and other written material sent or provided to the Target Party from any third party in connection with any Acquisition Proposal or sent or provided by the Target Party to any third party in connection with any Acquisition Proposal.  No Apple REIT shall enter into any agreement on or after the date hereof that would prevent such party from providing any information required by this Section 5.4(b) to the other parties.

(c) Except as permitted by this Section 5.4(c), neither the Special Committee nor the Board of Directors of any of the Apple REITs shall (i) (A) withdraw (or modify or qualify in any manner adverse to the other Apple REITs) the approval or declaration of advisability by such Special Committee or Board of Directors of this Agreement and the Mergers or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal or (C) resolve, agree or publicly propose to take any such actions (each such action set forth in this Section 5.4(c)(i) being referred to herein as an “Adverse Recommendation Change”) or (ii) cause or permit such Apple REIT to enter into, or resolve, agree or propose publicly to do so with respect to, any Acquisition Agreement (other than a confidentiality agreement as referred to in Section 7.1(a)).  Notwithstanding anything to the contrary in this Section 5.4(c), at any time prior to obtaining the Required Shareholder Approval for such Apple REIT, the Special Committee or Board of Directors of any Apple REIT may make an Adverse Recommendation Change, if such Special Committee or Board of Directors determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties to the shareholders of such Apple REIT under applicable Law.

(d) Nothing contained in this Section 5.4 shall prohibit an Apple REIT or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and no disclosure that the Special Committee may determine (after consultation with counsel) that it or such Apple REIT is required to make under applicable Law shall constitute a violation of this Agreement; provided, however, that in any event the Special Committee shall not make an Adverse Recommendation Change except in accordance with Section 5.4(c).

Section 5.5 Public Announcements.  Except (a) with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement and (b) with respect to disclosures that are consistent with prior disclosures made in compliance with this Section 5.5, each of the Apple REITs will consult with the other Apple REITs (including the Special Committees thereof) before issuing, and provide executive officers and the Special Committee of the other Apple REITs the opportunity to review and comment upon, any press release or other public statements with respect to the Mergers or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process.  The parties agree that the initial press release to be issued with respect to the execution of this Agreement will be in the form agreed to by the parties hereto and approved by each of the Special Committees.

Section 5.6 Transfer Taxes.  Each of the Apple REITs shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees, any similar taxes and any related interests, penalties and additions to tax which become payable in connection with the Mergers.

Section 5.7 Certain Transactions.

(a) Termination of Advisory and Related Party Contracts.  On or prior to the Closing Date, each of the Apple REITs shall terminate, without liability to such Apple REIT, each of the contracts listed on Exhibit F attached hereto pursuant to a termination agreement entered into on the date hereof, a copy of which is attached hereto as Exhibit G (the “Termination Agreement”).

(b) DRIP and Redemption Program.  Between the date of this Agreement and the earlier of the termination of this Agreement or the Effective Time, each of the Apple REITs shall continue the suspension of its Dividend Reinvestment Plan and its Unit Redemption Program.

Section 5.8 Indemnification of Directors, Officers, Employees or Agents of the Companies.

(a) Indemnification Rights.  From and after the Effective Time, Apple Nine shall indemnify the present and former directors, officers, employees or agents of each of the Companies and its Subsidiaries who at any time prior to the Effective Time were entitled to indemnification under the articles of incorporation or by-laws of such Company or employment agreements between such Company and its officers existing on the date hereof to the same extent as such directors, officers, employees or agents are entitled to indemnification under such articles of incorporation or by-laws or existing employment agreements in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

(b) Liability Coverage.  Each of the Surviving Corporations shall obtain and maintain for a period of six years from and after the Effective Time “run-off” or “tail” director and officer liability coverage to the directors and officers of such Company and its Subsidiaries without reduction of existing coverage under, and having terms not less favorable to the insured persons, than the director and officer liability insurance coverage presently maintained by such Company.

(c) Articles of Incorporation and By-laws.  The articles of incorporation and by-laws of each Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees or agents of such Company and any of its Subsidiaries than are presently set forth in the articles of incorporation and by-laws of such Company.

(d) Successors and Assigns.  The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Apple Nine and the Surviving Corporations.  Apple Nine agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any indemnified party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Apple Nine or the Surviving Corporations under this Section 5.8.  The provisions of this Section 5.8 shall survive the Mergers and are in addition to any other rights to which an indemnified party may be entitled.  In the event that Apple Nine, the Surviving Corporations or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its business, properties or assets to any Person, then, and in each such case, to the extent necessary, a proper provision should be made so that the successors and assigns of Apple Nine, the Surviving Corporations or any of their respective successors or assigns, as the case may be, shall assume the obligations set forth in this Section 5.8, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each indemnified party covered hereby.

Section 5.9 Litigation.  Each Apple REIT shall give the other Apple REITs the opportunity to participate in the defense or settlement of any shareholder litigation against such Apple REIT and/or its directors relating to the Mergers and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the other Apple REITs (with the prior approval of the Special Committees thereof), which consent shall not be unreasonably withheld, conditioned or delayed.  For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of the Apple REITs in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation, but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.

Section 5.10 Section 16 Matters.  Prior to the Effective Time, each of the parties shall take all such steps as may be required to cause (a) any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Mergers and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to any of the Companies immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Apple Nine Common Shares (including derivative securities with respect to Apple Nine Common Shares) resulting from the Mergers and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Apple Nine to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of the Apple REITs to effect the Merger to which it is a party and to consummate the other transactions contemplated hereby is subject to the satisfaction or waiver (as determined by the Special Committee of each respective Apple REIT) on or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.  The Shareholder Approval of each Company and the Apple Nine Shareholder Approval (collectively, the “Required Shareholder Approvals”) shall each have been obtained.

(b) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the Mergers or any of the other transactions contemplated hereby shall be in effect.

(c) Certain Actions and Consents.  All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the Mergers or any of the other transactions contemplated hereby as set forth on Schedule 6.1(c) of the Disclosure Letter of each Apple REIT shall have been obtained or made, and any waiting period under applicable Laws shall have expired or been terminated.

(d) Termination of Advisory and Related Party Contracts.  The Termination Agreement entered into on the date hereof shall remain in effect and shall not have been amended or modified, or any of the Apple REITs’ rights thereunder waived, except in each case to the extent each of the Apple REITs (acting at the direction of the Special Committee of such respective Apple REITs) has approved in writing prior thereto such amendment, modification or waiver.

(e) Apple Ten Subcontract Agreement.  The subcontract agreement entered into on the date hereof between Apple Nine and Apple Ten Advisors, Inc., a Virginia corporation (“Apple Ten Advisors”), attached hereto as Exhibit H (the “Subcontract Agreement”) shall remain in effect and shall not have been amended or modified, or any of Apple Nine’s rights thereunder waived, except in each case to the extent each of the Apple REITs (acting at the direction of the Special Committee of such respective Apple REITs) has approved in writing prior thereto such amendment, modification or waiver.

(f) Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(g) Tax Opinion Relating to the Merger.  The Apple REITs shall receive an opinion of MW, or other counsel to Apple Nine reasonably satisfactory to each of the Companies, dated as of the date of the Closing Date, opining with respect to the matters set forth in Section 5.1(b) hereof.  Such opinion shall be based upon customary assumptions and customary representations made by Apple Nine and its Subsidiaries, and such opinion shall be subject to such changes or modifications as may be deemed necessary or appropriate by MW (or such counsel rendering the opinion and as shall be reasonably satisfactory to each of the Companies).

(h) Dissenting Shares.  The number of Apple Nine Common Shares that would be issuable with respect to Dissenting Shares shall not exceed five percent (5%) of the Apple Nine Common Shares to be issued and outstanding after the Effective Time assuming there were no Dissenting Shares.

(i) Other Mergers.  Each of the Mergers (other than in the case of a Company, the Merger to which it is a party) shall have been consummated concurrently with the Merger to which it is a party.

(j) Apple Fund Management Assignment and Transfer Agreement.  The assignment and transfer agreement entered into on the date hereof between Apple Nine,  Apple Fund Management, LLC, a Virginia Limited Liability Company and Apple Nine Advisors, Inc., a Virginia corporation (“Apple Nine Advisors”), attached hereto as Exhibit I (the “Assignment and Transfer Agreement”) shall not have been amended or modified, or any of Apple Nine’s rights thereunder waived, except in each case to the extent each of the Apple REITs (acting at the direction of the Special Committee of such respective Apple REITs) has approved in writing prior thereto such amendment, modification or waiver.

Section 6.2 Conditions to Obligations of Apple Nine and Acquisition Subsidiaries.  The obligations of Apple Nine and each Acquisition Subsidiary to effect the Mergers to which they are a party and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by Apple Nine (acting at the direction of the Special Committee thereof):

(a) Representations and Warranties.  (i) Each of the representations and warranties of each Company set forth in Section 3.1(a), Section 3.1(c), Section 3.1(d)(i) and Section 3.1(j) of this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date and (ii) the other representations and warranties of each Company set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Apple Nine shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of each Company by such Company’s chief executive officer or chief financial officer to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of any Company set forth in clause (ii) above to be true and correct as of the Closing Date if such failure (without giving effect to any “materiality” or “Material Adverse Effect” qualification or standard contained in any such representation or warranty), either individually or in the aggregate with any other such failures, would not be reasonably likely to result in a Material Adverse Effect on such Company.

(b) Performance of Obligations of the Companies.  Each Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Apple Nine shall have received a certificate signed on behalf of each Company by such Company’s chief executive officer or the chief financial officer to such effect.

(c) Consents.  All consents and waivers from third parties as set forth on Schedule 6.2(c) of the Disclosure Letter of each of the Companies shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Material Adverse Effect on any Company.

(d) Absence of Changes.  From the date of this Agreement through the Effective Time, there shall have been no Material Adverse Effect on either Company.

(e) Tax Opinions Relating to REIT Status.  Each of the Companies shall provide Apple Nine an opinion of MW, or other counsel to such Company reasonably satisfactory to Apple Nine, dated as of the date of the Closing Date, opining that such Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code commencing with such Company’s taxable year ended as set forth on Schedule 6.2(e) of the Disclosure Letter of such Company and through such Company’s taxable year ended December 31, 2012 and that such Company’s organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for subsequent taxable years. Such opinion shall be based upon customary assumptions and customary representations made by such Company and its Subsidiaries, and such opinion shall be subject to such changes or modifications as may be deemed necessary or appropriate by MW (or such counsel rendering the opinion and as shall be reasonably satisfactory to Apple Nine).

Section 6.3 Conditions to Obligation of the Companies.  The obligations of each of the Companies to effect the Merger to which it is a party and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by each Company (acting at the direction of the Special Committee thereof):

(a) Representations and Warranties.  (i) Each of the representations and warranties of Apple Nine and the Acquisition Subsidiaries set forth in Section 3.2(a), Section 3.2(c), Section 3.2(d)(i) and Section 3.2(j) of this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date,

(ii) each of the representations and warranties of the other Company set forth in Section 3.1(a), Section 3.1(c), Section 3.1(d)(i) and Section 3.1(j) of this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date and (iii) the other representations and warranties of Apple Nine and the Acquisition Subsidiaries, and the other Company, set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and each of the Companies shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of the other Apple REITs by the chief executive officer or the chief financial officer of the other Apple REITs to such effect with regard to its own representations and warranties, and for Apple Nine, the representations and warranties of itself and the Acquisition Subsidiaries. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of each of the other Apple REITs set forth in clause (iii) above to be true and correct as of the Closing Date if such failure (without giving effect to any materiality qualification or standard contained in any such representation or warranty), either individually or in the aggregate with any other such failures, would not be reasonably likely to result in a Material Adverse Effect on Apple Nine or a Material Adverse Effect on the other Company, as the case may be.

(b) Performance of Obligations of Other Apple REITs and Acquisition Subsidiaries.  Each of the other Apple REITs and Acquisition Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and each Company shall have received a certificate of the other Apple REITs signed on behalf of the other Apple REITs by the chief executive officer or the chief financial officer of such party to such effect with regard to itself and for Apple Nine, itself and the Acquisition Subsidiaries.

(c) Consents.  All consents and waivers from third parties as set forth on Schedule 6.3(c) of the Disclosure Letter of Apple Nine and as set forth on Schedule 6.2(c) of the other Company shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Material Adverse Effect on Apple Nine or a Material Adverse Effect on the other Company, as the case may be.

(d) Absence of Changes.  From the date of this Agreement through the Effective Time, there shall have been no Material Adverse Effect on Apple Nine or the other Company.

(e) Tax Opinion Relating to REIT Status.  Apple Nine shall provide the Companies an opinion of MW, or other counsel to Apple Nine reasonably satisfactory to the Companies, dated as of the date of the Closing Date, opining that Apple Nine has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code commencing with Apple Nine’s taxable year ended December 31, 2008 and through Apple Nine’s taxable year ended December 31, 2012 and that Apple Nine’s organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for subsequent taxable years. Such opinion shall be based upon customary assumptions and customary representations made by Apple Nine and its Subsidiaries, and such opinion shall be subject to such changes or modifications as may be deemed necessary or appropriate by MW (or such counsel rendering the opinion and as shall be reasonably satisfactory to the Companies).

ARTICLE VII
BOARD ACTIONS

Section 7.1 Board Actions.

(a) Notwithstanding anything to the contrary in Section 5.4, at any time prior to obtaining the Required Shareholder Approval for the Target Party, the Target Party may furnish or cause to be furnished information to, and enter or cause to be entered into discussions with, and only with, a Person (and its representatives) who has made a bona fide written Acquisition Proposal that was not solicited on or after the date of this Agreement and that did not otherwise result from a breach of Section 5.4(a), if the Target Party’s Special Committee (the “Target Special Committee”) has (i) determined in good faith that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Competing Transaction, and (ii) obtained from such Person an executed confidentiality agreement containing terms that are determined in good faith by the Target Special Committee to be substantially similar to and not less favorable to the Target Party and the Non-Target Parties, in the aggregate, than those contained in the Confidentiality Agreement (other than those relating to any standstill provisions contained therein) (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such Person or having the effect of prohibiting the Target Party from satisfying its obligations under this Agreement).  Unless such information has been previously provided to the Non-Target Parties, all information that is provided by the Target Party to the Person making such Acquisition Proposal shall be provided to the Non-Target Parties.

(b) Notwithstanding anything to the contrary in Section 5.4, at any time prior to obtaining the Required Shareholder Approval for the Target Party, if the Target Party receives an unsolicited written Acquisition Proposal that did not result from a breach of Section 5.4 and that the Target Special Committee determines in good faith (after consultation with its outside legal counsel and its financial advisor or advisors) constitutes a Superior Competing Transaction, the Target Party may terminate this Agreement to enter into a definitive agreement with respect to such Superior Competing Transaction if its Special Committee determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of such Target Party under applicable Law; provided that concurrently with such termination the Target Party pays the applicable Termination Fee payable pursuant to Section 8.3; and provided, further, that the Target Party may not terminate this Agreement pursuant to this Section 7.1(b) unless (i) the Target Party shall have provided prior written notice (a “Termination Notice”) to the Non-Target Parties (including the Special Committees thereof), at least five Business Days in advance of taking such action (the “Notice Period”), of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Competing Transaction, which notice shall specify the material terms and conditions of the Superior Competing Transaction (including the identity of the party making the Superior Competing Transaction), and shall be accompanied by a copy of a draft of the definitive agreement proposed to be entered into with respect to the Superior Competing Transaction, and (ii) during the Notice Period, the Target Party shall negotiate in good faith with the Non-Target Parties (to the extent the Non-Target Parties desire to do so) to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Competing Transaction and provided further, however, that after the expiration of such five Business Day period and prior to the termination of this Agreement pursuant to this Section 8.1(f), the Target Special Committee shall have confirmed (after taking into account any such adjustments to the terms and conditions of this Agreement) that the Acquisition Proposal continues to be a Superior Competing Transaction.

Section 7.2 Definition of Superior Competing Transaction.  For purposes of this Agreement, “Superior Competing Transaction” shall mean a bona fide Acquisition Proposal (for the purposes of this definition, all references to “25%” in the definition of “Competing Transaction” shall be deemed references to “50%”) made by a third Person (or group of Persons) (and not obtained in breach of this Agreement, including, without limitation, Section 5.4) on terms which the Special Committee of the Target Party determines (after consultation with its outside legal counsel and its financial advisor or advisors) in good faith to be more favorable to the Target Party’s shareholders than the Mergers, taking into account all relevant factors, including value and other financial considerations, legal and regulatory considerations and any conditions to, and expected timing and risks of, completion, as well as any changes to the terms of the Mergers proposed by the Non-Target Parties in response to such Superior Competing Transaction.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination.  This Agreement may be terminated at any time prior to the filing of the Articles of Merger for each Merger with the State Corporation Commission of the Commonwealth of Virginia, whether before or after the Required Shareholder Approvals are obtained:

(a) by mutual written consent duly authorized by the respective Boards of Directors of each Apple REIT (with the prior approval of the Special Committee of each Apple REIT);

(b) by any Apple REIT (with the prior approval of the Special Committee of such Apple REIT), upon a breach of any representation, warranty, covenant or agreement on the part of any of the other Apple REITs set forth in this Agreement, or if any representation or warranty of any of the other Apple REITs shall have become untrue, in either case such that the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.3(a) or Section 6.3(b) as the case may be, would be incapable of being satisfied by the Outside Date (as otherwise extended);

(c) by any Apple REIT (with the prior approval of the Special Committee of such Apple REIT), if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Mergers shall have become final and nonappealable, provided, however, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement that has proximately contributed to the occurrence of such judgment, injunction, order, decree or action shall not be entitled to exercise its right to terminate under this Section 8.1(c);

(d) by any Apple REIT (with the prior approval of the Special Committee of such Apple REIT), if the Mergers shall not have been consummated before the Outside Date; provided, however, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 8.1(d);

(e) by any Apple REIT if, upon a vote at a duly held Shareholder Meeting or any adjournment thereof, one of the Required Shareholder Approvals has not been obtained;

(f) by the Special Committee of any Apple REIT before the Required Shareholder Approvals are obtained, (i) if the Special Committee of such Apple REIT makes an Adverse Recommendation Change as permitted by Section 5.4(c) or (ii) in order to enter into any agreement with respect to any Superior Competing Transaction (other than a confidentiality agreement as contemplated by Section 7.1(a)); provided such Apple REIT has complied with the provisions of Section 5.4 and Section 7.1 in connection with such Competing Transaction; or

(g) by any Apple REIT (with the prior approval of the Special Committee of such Apple REIT) before the Required Shareholder Approvals are obtained, if (i) the Special Committee or Board of Directors of any other Apple REIT makes an Adverse Recommendation Change, (ii) any other Apple REIT enters into any agreement with respect to any Competing Transaction (other than a confidentiality agreement as contemplated by Section 7.1(a)), or (iii) the Board of Directors of any other Apple REIT or the Special Committee of any other Apple REIT or any other committee thereof resolves to, or publicly attempts to, do any of the foregoing.

For purposes of this Section 8.1, the term “Outside Date” shall mean February 28, 2014; provided that if, prior to January 1, 2014, (i) the Form S-4 has not been declared effective by the SEC or (ii) the parties have not received all necessary consents as set forth on Schedule 6.2(c) of each Company’s Disclosure Letter and as set forth on Schedule 6.3(c) of Apple Nine’s Disclosure Letter, then the Outside Date shall be extended on a daily basis until the Form S-4 has been declared effective by the SEC and such consents have been received; provided, further, that the Outside Date shall be no later than April 30, 2014.

Section 8.2 Expenses.

(a) Except as otherwise specified in this Agreement, on Schedule 8.2  to each Apple REIT’s Disclosure Letter, or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

(b) In the event that Apple Nine or any Company is required to file suit to seek all or a portion of the amounts payable under this Section 8.2, and such party prevails in such litigation, such party shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 8.2 all expenses, including attorney’s fees and expenses which it has incurred in enforcing its rights hereunder.

Section 8.3 Effect of Termination.

(a) In the event of termination of this Agreement by either Company or Apple Nine as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Apple Nine, or the Companies, other than Section 8.2, this Section 8.3 and ARTICLE IX, as provided in Section 5.2 and except to the extent that such termination results from a willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) Subject to the provisions of Section 8.4, Apple Seven shall pay to each of the other Apple REITs by wire transfer of immediately available funds an amount equal to $1.7 million plus the reasonable third party expenses of such other Apple REIT, including legal fees and expenses (it being understood that this reimbursement of expenses shall be without duplication) (the “Apple Seven Termination Fee”) if this Agreement is terminated: (i) by Apple Seven  pursuant to Section 8.1(f), in which case the Apple Seven Termination Fee shall be paid before or concurrently with such termination and shall be a condition to the effectiveness of such termination; (ii) by any other Apple REIT pursuant to Section 8.1(g) as a result of the actions by the Board of Directors of Apple Seven (with the prior approval of the Special Committee of Apple Seven), the Special Committee of Apple Seven or any other committee thereof, in which case the Apple Seven Termination Fee shall be paid within two Business Days of such termination, or (iii) (A) by Apple Seven pursuant to Section 8.1(d), (B) by any other Apple REIT if the Shareholder Approval of Apple Seven is not obtained as contemplated by Section 8.1(e) or (C) by any other Apple REIT pursuant to a willful or intentional breach by Apple Seven under Section 8.1(b), in either case such that the conditions to closing set forth in Section 6.2(a) and Section 6.3(a), as applicable, cannot be satisfied, if (x) a Competing Transaction shall have been made or proposed to Apple Seven or otherwise publicly announced and has not been publicly withdrawn prior to such termination, and (y) within 12 months following the date of such termination, Apple Seven enters into an agreement providing for the implementation of a Competing Transaction which is consummated or shall consummate a Competing Transaction (whether or not such Competing Transaction was the same Competing Transaction as that referred to in clause (x) above), in which case the Apple Seven Termination Fee shall be paid within two Business Days of Apple Seven consummating such Competing Transaction, as applicable.

(c) Subject to the provisions of Section 8.4, Apple Eight shall pay to each of the other Apple REITs by wire transfer of immediately available funds an amount equal to $1.7 million plus the reasonable third party expenses of such other Apple REIT, including legal fees and expenses (it being understood that this reimbursement of expenses shall be without duplication) (the “Apple Eight Termination Fee”) if this Agreement is terminated: (i) by Apple Eight pursuant to Section 8.1(f), in which case the Apple Eight Termination Fee shall be paid before or concurrently with such termination and shall be a condition to the effectiveness of such termination; (ii) by any other Apple REIT pursuant to Section 8.1(g) as a result of the actions by the Board of Directors of Apple Eight (with the prior approval of the Special Committee of Apple Eight), the Special Committee of Apple Eight or any other committee thereof, in which case the Apple Eight Termination Fee shall be paid within two Business Days of such termination, or (iii) (A) by Apple Eight pursuant to Section 8.1(d), (B) by any other Apple REIT if the Shareholder Approval of Apple Eight is not obtained as contemplated by Section 8.1(e) or

(C) by any other Apple REIT pursuant to a willful or intentional breach by Apple Eight under Section 8.1(b), in either case such that the conditions to closing set forth in Section 6.2(a) and Section 6.3(a), as applicable, cannot be satisfied, if (x) a Competing Transaction shall have been made or proposed to Apple Eight or otherwise publicly announced and has not been publicly withdrawn prior to such termination, and (y) within 12 months following the date of such termination, Apple Eight enters into an agreement providing for the implementation of a Competing Transaction which is consummated or shall consummate a Competing Transaction (whether or not such Competing Transaction was the same Competing Transaction as that referred to in clause (x) above), in which case the Apple Eight Termination Fee shall be paid within two Business Days of Apple Eight consummating such Competing Transaction, as applicable.

(d) Subject to the provisions of Section 8.4, Apple Nine shall pay to each of the Companies by wire transfer of immediately available funds an amount equal to $1.7 million plus the reasonable third party expenses of such Company, including legal fees and expenses (it being understood that this reimbursement of expenses shall be without duplication) (the “Apple Nine Termination Fee”) if this Agreement is terminated: (i) by Apple Nine  pursuant to Section 8.1(f), in which case the Apple Nine Termination Fee shall be paid before or concurrently with such termination and shall be a condition to the effectiveness of such termination; (ii) by any Company pursuant to Section 8.1(g) as a result of the actions by the Board of Directors of Apple Nine (with the prior approval of the Special Committee of Apple Nine), the Special Committee of Apple Nine or any other committee thereof, in which case the Apple Nine Termination Fee shall be paid within two Business Days of such termination, or (iii) (A) by Apple Nine pursuant to Section 8.1(d), (B) by any Company if the Shareholder Approval of Apple Nine is not obtained as contemplated by Section 8.1(f) or (C) by any Company pursuant to a willful or intentional breach by Apple Nine under Section 8.1(b), in either case such that the conditions to closing set forth in Section 6.3(a) cannot be satisfied, if (x) a Competing Transaction shall have been made or proposed to Apple Nine or otherwise publicly announced and has not been publicly withdrawn prior to such termination, and (y) within 12 months following the date of such termination, Apple Nine enters into an agreement providing for the implementation of a Competing Transaction which is consummated or shall consummate a Competing Transaction (whether or not such Competing Transaction was the same Competing Transaction as that referred to in clause (x) above), in which case the Apple Nine Termination Fee shall be paid within two Business Days of Apple Nine consummating such Competing Transaction, as applicable.

Section 8.4 Escrow of Termination Fee.

(a) In the event that an Apple REIT is obligated to pay a Termination Fee set forth in Section 8.3, such Apple REIT shall pay to each of the other Apple REITs from the Termination Fee deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Termination Fee and (ii) the sum of (1) the maximum amount that can be paid to each of the other Apple REITs without causing such Apple REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)(H) or 856(c)(3)(A)(I) of the Code (“Qualifying Income”), as determined by such Apple REIT’s independent certified public accountants, plus (2) in the event such Apple REIT receives either (A) a letter from the its counsel indicating that such Apple REIT has received a ruling from the IRS described in Section 8.4(b) or (B) an opinion from such Apple REIT’s outside counsel as described in Section 8.4(b), an amount equal to the Termination Fee less the amount payable under clause (1) above. To secure the Apple REIT’s obligation to pay these amounts, it shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent selected by all the Apple REITs and on such terms (subject to Section 8.4(b)) as shall be mutually agreed upon by the Apple REITs and the escrow agent. The payment or deposit into escrow of an Apple REIT pursuant to this Section 8.4(a) shall be made at the time such Apple REIT is obligated to pay each of the other Apple REITs such amount pursuant to Section 8.3 by wire transfer.

(b) The escrow agreement shall provide that the Termination Fee in escrow or any portion thereof shall not be released to each of the other Apple REITs unless the escrow agent receives any one or combination of the following: (i) a letter from such Apple REIT’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to it without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from such Apple REIT’s accountants revising that amount, in which case the escrow agent shall release such amount to such Apple REIT, or (ii) a letter from such Apple REIT’s counsel indicating that such Apple REIT received a ruling from the IRS holding that the receipt by it of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, such Apple REIT’s outside counsel has rendered a legal opinion to the effect that the receipt by such Apple REIT of the Termination Fee would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify such Apple REIT as a REIT), in which case the escrow agent shall release the remainder of the Termination Fee to such Apple REIT. The parties hereto agree to amend this Section 8.4 at the request of any Apple REIT in order to (x) maximize the portion of the Termination Fee that may be distributed to any Apple REIT hereunder without causing such Apple REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve such Apple REIT’s chances of securing a favorable ruling described in this Section 8.4(b) or (z) assist such Apple REIT in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.4(b). The escrow agreement shall also provide that any portion of the Termination Fee held in escrow for five years shall be released by the escrow agent to such Apple REIT.

Section 8.5 Amendment; Actions.  This Agreement may be amended by the parties in writing (following the approval of such action by the Special Committees of the respective Apple REITs) at any time before or after the Required Shareholder Approvals are obtained and prior to the Effective Time; provided, however, that, after the Required Shareholder Approvals are obtained, no such amendment, modification or supplement shall change (i) the amount or kind of consideration to be delivered to each Company’s shareholders, (ii) the articles of incorporation of the Surviving Corporations except for changes permitted by Section 13.1-706 of the VSCA or (iii) any of the other terms or conditions of this Agreement that would adversely affect the shareholders of the Companies in any material respect.  From and after the date hereof, the Board of Directors of each Apple REIT shall act solely with the prior approval of the Special Committee thereof with respect to any actions of such Apple REIT to be taken with respect to this Agreement, including any amendment, modification, or waiver of this Agreement.

Section 8.6 Extension; Waiver.  At any time prior to the Effective Time, the Apple REITs (following approval of such action by the Special Committees of the respective Apple REITs) may (a) extend the time for the performance of any of the obligations or other acts of a party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.5, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and agreed to in writing by each of the Apple REITs (acting with the prior approval of the Special Committees of each respective Apple REIT). The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) if to Apple Nine or the Acquisition Subsidiaries to:

Apple REIT Nine, Inc.
814 East Main Street
Richmond, VA  23219
Attn:  Glade M. Knight
Fax:  (804) 344-8129

with a copy to:

McGuireWoods LLP
901 East Cary Street
One James Center
Richmond, VA  23219
Attn:  David W. Robertson, Esq.
Fax:   (804) 775-1061

and to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC  20004
Attn:  Paul D. Manca, Esq.
David W. Bonser, Esq.
Fax:   (202) 637-5910

(b) if to Apple Seven to:

Apple REIT Seven, Inc.
814 East Main Street
Richmond, VA  23219
Attn:  David Buckley
Fax:  (804) 344-8129

with a copy to:

Foley & Lardner LLP
One Independent Drive
Suite 1300
Jacksonville, Florida  32202-5017
Attn:  Michael B. Kirwan, Esq.
Fax:   (904) 359-8700

(c) if to Apple Eight to:

Apple REIT Eight, Inc.
814 East Main Street
Richmond, VA  23219
Attn:  David Buckley
Fax:  (804) 344-8129

with a copy to:

Kaufman & Canoles
1021 East Cary Street, Suite 1400
Two James Center
Richmond, VA 23219
Attn:  Elizabeth Hester, Esq.
Fax:   (804) 771-5777

All notices shall be deemed given only when actually received.

Section 9.3 Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.4 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the other agreements entered into in connection with the transactions contemplated hereby (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement and, (b) except for the provisions of ARTICLE II and Section 5.8, are not intended to confer upon any person other than the parties hereto any rights or remedies.

Section 9.6 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 9.7 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other parties (with the prior approval of the Special Committee of such party). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.8 Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Virginia or in any Virginia state court, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach.  Each party further acknowledges and agrees that the agreements contained in this Section 9.8 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement.  Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto (a)

consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.9 Incorporation.  Each Disclosure Letter of a Company, the Apple Nine Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9.10 Non-Recourse.  None of the officers, directors or shareholders of the Apple REITs or the officers or directors of the Acquisition Subsidiaries shall be personally bound or have any personal liability hereunder.  The parties hereto shall look solely to the assets of any other party or parties of this Agreement for satisfaction of any liability of such party or other parties with respect to this Agreement.  The parties hereto will not seek recourse or commence any action against any of the shareholders of any other party to this Agreement or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of any other party to this Agreement or seek recourse against any of their personal assets, for the performance or payment of any obligation of any other party.

Section 9.11 Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

ARTICLE X
CERTAIN DEFINITIONS

Section 10.1 Certain Definitions.  For purposes of this Agreement:

An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Voting Agreement, the Termination Agreement and the Subcontract Agreement.

“Apple Nine Disclosure Letter” means the letter, dated the date hereof, previously delivered to the Companies by Apple Nine disclosing certain information regarding Apple Nine in connection with this Agreement.

“Apple Nine Shareholder Approval” means (i) the vote of the holders of a majority of the issued and outstanding Apple Nine Common Shares is required to approve each of the Apple Nine Articles Amendments pursuant to Section 8.1 of the Apple Nine Articles, (ii) the vote of the holders of a majority of the issued and outstanding Apple Nine Common Shares is required to approve the Apple Nine Bylaws Amendment pursuant to Section 12.1 of the Apple Nine Bylaws, and (iii) in addition to the approvals required under Section 8.1 of the Apple Nine Articles and Section 12.1 of the Apple Nine Bylaws, the affirmative vote of the holders of a majority of the Apple Nine Common Shares and Apple Nine Series A Shares (each voting as a separate voting group) that are not owned by or voted under the control of Apple Nine’s directors is required to approve each of (A) this Agreement and the other transactions contemplated hereby, (B) the Apple Nine Articles Amendments and (C) the Apple Nine Bylaws Amendment.

“Apple Nine Stock Incentive Plans” means those plans listed on Schedule 10.1(a) of the Apple Nine Disclosure Letter.

“Apple Six” means Apple REIT Six, Inc., a Virginia corporation.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

 “Confidentiality Agreement” means that certain confidentiality agreement among the Apple REITs dated as of June 19, 2013.

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease, purchase order or other instrument or obligation.

“Disclosure Letter” means the letter, dated the date hereof, previously delivered by a Company pursuant to this Agreement disclosing certain information regarding such Company in connection with this Agreement.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Substances at any location, whether or not owned or operated by the Seller, or (b) circumstances forming the basis of any violation of or noncompliance with any Environmental Law.

 “Environmental Laws” means all federal, state, local, foreign and common Laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Intellectual Property” means all U.S., state and foreign (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof and (iv) trade secrets under applicable law, including confidential and proprietary information and know-how.

“Knowledge” where used herein with respect to (i) a Company shall mean the actual knowledge of any of the persons named on Schedule 10.1(b) of the Disclosure Letter of such Company and (ii) Apple Nine shall mean the actual knowledge of any of the persons named on Schedule 10.1(b) of the Apple Nine Disclosure Letter.  “Knowledge” shall not include the “constructive” or deemed knowledge of any such persons, or the existence of facts or circumstances which might constitute “reason to know” by such person or which might lead to the conclusion that such person “should have known” unless, in any such case, such person has actual knowledge of the matter in question.

“Law” means any federal, state, local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Legal Action” means any legal action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Material Adverse Effect” means any circumstance, development, effect, event, Liability or change that individually or in the aggregate with all other circumstances, developments, effects, events, Liabilities or changes, is or is likely to become materially adverse to (A) the business, properties, assets, liabilities, condition (financial or otherwise) or results of the operations of such Apple REIT or the Subsidiaries of such Apple REIT, on a consolidated basis taken as a whole, other than circumstances, developments, effects, events, Liabilities or changes arising out of or resulting from (i) changes in economic, market or business conditions generally in the United States or any other jurisdiction in which such Apple REIT or its Subsidiaries operate or in the United States or global financial markets generally, including changes in interest or exchange rates, (ii) changes, circumstances or events that, in each case, generally affect the hospitality industry in the jurisdictions in which such Apple REIT or its Subsidiaries operate, (iii) changes in any Law or GAAP following the date hereof, (iv) the negotiation, execution or announcement of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees,

(v) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (vi) earthquakes or other natural disasters, which circumstance, development, effect, event, Liability or change, in the case of each of clause (i), (ii), (v) and (vi), does not affect such Apple REIT or the Subsidiaries of such Apple REIT in a materially disproportionate manner relative to other participants in the hotel industry or (B) the ability of such Apple REIT to perform its obligations under this Agreement.

“National securities exchange” means a securities exchange registered with the SEC under Section 6 of the Exchange Act.

“Organizational Documents” means the articles of incorporation and by-laws of a Company and the articles of incorporation, by-laws, partnership agreements or other organizational documents of each of its Subsidiaries collectively.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Shareholder Approval” means the affirmative vote of the shareholders of a Company as follows:

In the case of Apple Seven, (i) the affirmative vote of the holders of at least a majority of the issued and outstanding Apple Seven Common Shares, Apple Seven Series A Shares and Apple Seven Series B Shares (each voting as a separate voting group) to approve the Apple Seven Merger, the Apple Seven Plan of Merger and the other transactions contemplated by this Agreement, and (ii) the affirmative vote of the holders of a majority of the Apple Seven Common Shares and Apple Seven Series A Shares (each voting as a separate voting group) that are not owned by or voted under the control of any of Apple Seven’s directors to approve this Agreement and the transactions contemplated hereby.

In the case of Apple Eight, (i) the affirmative vote of the holders of at least a majority of the issued and outstanding Apple Eight Common Shares, Apple Eight Series A Shares and Apple Eight Series B Shares (each voting as a separate voting group) to approve the Apple Eight Merger, the Apple Eight Plan of Merger and the other transactions contemplated by this Agreement, and (ii) the affirmative vote of the holders of a majority of the Apple Eight Common Shares and Apple Eight Series A Shares (each voting as a separate voting group) that are not owned by or voted under the control of any of Apple Eight’s directors to approve this Agreement and the transactions contemplated hereby.

 “Shares” mean all Apple Seven Units, Apple Seven Series B Shares, Apple Eight Units, Apple Eight Series B Shares, Apple Nine Units and Apple Nine Series B Shares (other than Dissenting Shares).

“Stock Incentive Plans” means those plans listed on Schedule 10.1(c) to a Disclosure Letter.

“Subsidiary” or “Subsidiaries” means any other Person or Persons that  a Person directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or equity interests of such Person or Persons.

“Tax Protection Agreement” means any agreement, oral or written, to which such Apple REIT or any Subsidiary of such Apple REIT is a party in connection with the deferral of income Taxes of such Apple REIT or any Subsidiary of such Apple REIT has agreed to (i) maintain a minimum level of debt or continue a particular debt or (ii) retain or not dispose of assets for a period of time that has not since expired.

“Termination Fee” means any of the Apple Nine Termination Fee, the Apple Seven Termination Fee, the Apple Eight Termination Fee or the Apple Nine Termination Fee, as the case may be.

“Unit Ratio” means each of the Apple Seven Unit Ratio and Apple Eight Unit Ratio, respectively.

“Units” means each of the Apple Seven Units, Apple Eight Units and Apple Nine Units, respectively.

Section 10.2 Other Defined Terms.  For purposes of this Agreement, the following terms have the respective meanings set forth in the section referenced opposite such term:

Defined Term	Section

Acquisition Agreement	Section 5.4(a)
Acquisition Proposal	Section 5.4(a)
Acquisition Subsidiaries	Heading
Acquisition Subsidiary	Heading
Adverse Recommendation Change	Section 5.4(c)
Agreement	Heading
Apple Eight	Heading
Apple Eight Common Shares	Section 2.1(a)(ii)
Apple Eight Consideration	Section 2.1(a)(ii)
Apple Eight Merger	Recitals
Apple Eight Plan of Merger	Section 1.1(b)
Apple Eight Series A Shares	Section 2.1(a)(ii)
Apple Eight Series B Consideration	Section 2.1(a)(ii)
Apple Eight Series B Shares	Section 2.1(a)(ii)
Apple Eight Stock Option	Section 2.1(e)(ii)

Defined Term	Section

Apple Eight Termination Fee	Section 8.3(c)
Apple Eight Unit Consideration	Section 2.1(a)(ii)
Apple Eight Unit Ratio	Section 2.1(a)(ii)
Apple Eight Units	Section 2.1(a)(ii)
Apple Nine	Heading
Apple Nine Advisors	Section 6.1(g)
Apple Nine Amendments	Section 1.6(b)
Apple Nine Articles	Section 1.6(a)
Apple Nine Articles Amendments	Section 1.6(b)
Apple Nine Bylaws	Section 1.6(c)
Apple Nine Bylaws Amendment	Section 1.6(c)
Apple Nine Common Shares	Recitals
Apple Nine Dissenting Shares	Section 2.3(b)
Apple Nine Franchise Agreements	Section 3.2(n)(ii)
Apple Nine Management Agreement Documents	Section 3.2(n)(iii)
Apple Nine Material Contracts	Section 3.2(l)(i)(P)
Apple Nine Organizational Documents	Section 3.2(r)(ii)
Apple Nine Owned Hotels	Section 3.2(n)(i)
Apple Nine Prior Contamination	Section 3.2(m)(iv)
Apple Nine Properties	Section 3.2(n)(i)
Apple Nine SEC Documents	Section 3.2(e)(i)
Apple Nine Series A Shares	Section 2.1(d)
Apple Nine Series B Shares	Recitals
Apple Nine Shares	Section 3.2(c)(i)
Apple Nine Stock Options	Section 3.2(c)(i)
Apple Nine Termination Fee	Section 8.3(e)
Apple Nine Units	Section 2.1(d)
Apple REIT	Heading
Apple REITs	Heading
Apple Seven	Heading
Apple Seven Common Shares	Section 2.1(a)(i)
Apple Seven Consideration	Section 2.1(a)(i)
Apple Seven Merger	Recitals
Apple Seven Plan of Merger	Section 1.1(a)
Apple Seven Series A Shares	Section 2.1(a)(i)
Apple Seven Series B Consideration	Section 2.1(a)(i)
Apple Seven Series B Shares	Section 2.1(a)(i)
Apple Seven Stock Option	Section 2.1(e)(i)
Apple Seven Termination Fee	Section 8.3(b)
Apple Seven Unit Consideration	Section 2.1(a)(i)
Apple Seven Unit Ratio	Section 2.1(a)(i)
Apple Seven Units	Section 2.1(a)(i)
Apple Ten	Recitals
Apple Ten Advisors	Section 6.1(e)
Articles of Merger	Section 1.3

Defined Term	Section

Assignment and Transfer Agreement	Section 6.1(j)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Companies	Heading
Company	Heading
Competing Transaction	Section 5.4(a)
Conversion Agreements	Recitals
Dissenting Shares	Section 2.3(b)
Effective Time	Section 1.3
Eight Acquisition Sub	Heading
Encumbrances	Section 3.1(n)(i)
Equity Equivalents	Section 4.1(e)
ERISA	Section 3.1(w)(i)
Exchange Act	Section 3.1(d)(iii)
Exchange Agent	Section 2.2(a)
FCPA	Section 3.1(k)(iii)
Financial Statement Date	Section 3.1(f)
First Apple Nine Articles Amendment	Section 1.6(a)
Form S-4	Section 5.1(a)
Franchise Agreements of such Company	Section 3.1(n)(ii)
GAAP	Section 3.1(e)(ii)
Governmental Entity	Section 3.1(d)(iii)
Hazardous Substance	Section 3.1(m)(iv)
IRS	Section 3.1(h)(ii)
Liens	Section 3.1(b)
Listing Date	Section 1.6(a)
Management Agreement Documents of such Company	Section 3(n)(iii)
Material Contracts of such Company	Section 3.1(l)(i)(P)
Merger	Recitals
Mergers	Recitals
Merger Consideration	Section 2.1(a)(ii)
Merger Dissenting Shares	Section 2.3(a)
Mr. Knight	Recitals
MW	Section 5.1(b)
New Apple Nine Stock Option	Section 2.1(e)(iv)
Nine Acquisition Sub	Heading
Non-Target Parties	Section 5.4(b)
Notice Period	Section 7.1(b)
Option Agreement	Recitals
Outside Date	Section 8.1
Owned Hotels of such Company	Section 3.1(n)(i)
Permits	Section 3.1(k)(i)
Plans of Merger	Section 1.1(c)
Prior Contamination	Section 3.1(m)(iv)

Defined Term	Section

Properties of such Company	Section 3.1(n)(i)
Proxy Statement/Prospectus	Section 5.1(a)
Qualifying Income	Section 8.4(a)
REIT	Section 1.6(a)
Required Shareholder Approvals	Section 6.1(a)
Sarbanes-Oxley Act	Section 3.1(e)(i)
SEC	Section 3.1(d)(iii)
SEC Documents of such Company	Section 3.1(e)(i)
Second Apple Nine Articles Amendment	Section 1.6(b)
Securities Act	Section 3.1(e)(i)
Series B Convertible Shares	Recitals
Seven Acquisition Sub	Heading
Shareholder Meeting	Section 5.1(c)
Special Committee	Recitals
Subcontract Agreement	Section 6.1(i)
Superior Competing Transaction	Section 7.2
Surviving Corporation	Recitals
Surviving Corporations	Recitals
Takeover Statute	Section 5.3(a)
Target Party	Section 5.4(a)
Target Special Committee	Section 7.1(a)
Taxes	Section 3.1(h)(i)
Tax Return	Section 3.1(h)(i)
Termination Agreement	Section 5.7(a)
Termination Notice	Section 7.1(b)
Voting Agreement	Recitals
VSCA	Section 1.1

IN WITNESS WHEREOF, Apple Nine, each of the Acquisition Subsidiaries and each of the Companies have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

APPLE REIT SEVEN, INC.

By:	/s/ Glade M. Knight
Name:	Glade M. Knight
Title:	Chief Executive Officer

APPLE REIT EIGHT, INC.

By:	/s/ Glade M. Knight
Name:	Glade M. Knight
Title:	Chief Executive Officer

APPLE REIT NINE, INC.

By:	/s/ Glade M. Knight
Name:	Glade M. Knight
Title:	Chief Executive Officer

SEVEN ACQUISITION SUB, INC.

By:	/s/ Glade M. Knight
Name:	Glade M. Knight
Title:	Chief Executive Officer

EIGHT ACQUISITION SUB, INC.

By:	/s/ Glade M. Knight
Name:	Glade M. Knight
Title:	Chief Executive Officer